UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Preliminary Proxy Statement
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

GENSYM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Gensym Corporation (“Gensym common stock”)

(2)	Aggregate number of securities to which transaction applies:
7,923,404 shares of Gensym common stock outstanding as of August 27, 2007 and options to purchase 596,264 shares of Gensym common stock outstanding as of August 27, 2007 with a per share exercise price of less than $2.35.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying 0.0000307 by the sum of (A) the product of (i) 7,923,404 shares of Gensym common stock outstanding as of August 27, 2007 and (ii) the merger consideration of $2.35 per share in cash and (B) the product of (i) 596,264 shares of Gensym common stock issuable upon the exercise of options outstanding as of August 27, 2007 have a per share exercise price of less than $2.35 and (ii) $1.47, which is the excess of $2.35 over the weighted-average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction:
$19,496,508

(5)	Total fee paid:
$599

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Gensym Corporation, which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     ,                     , 2007, beginning at 10:00 a.m., local time.

On August 12, 2007, the board of directors of Gensym approved, and on August 13, 2007, Gensym entered into, a merger agreement with Versata Enterprises, Inc. and its wholly owned subsidiary, GN Acquisition, Inc. If the merger is completed, Gensym will become a wholly owned subsidiary of Versata Enterprises, and you will be entitled to receive $2.35 in cash, without interest, for each share of Gensym common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to adopt the merger agreement. After careful consideration, our board has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable, fair to and in the best interests of Gensym and its stockholders. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement. In reaching its determination, our board considered a number of factors.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Gensym from documents filed with the U.S. Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Gensym common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone by following the instructions on the proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Gensym.

Sincerely,

ROBERT B. ASHTON

President and Chief Executive Officer

This proxy statement is dated                     , 2007 and is first being mailed to stockholders on or about                     , 2007.

GENSYM CORPORATION

52 Second Avenue

Burlington, MA 01803

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2007

To the Stockholders of Gensym Corporation:

A special meeting of stockholders of Gensym Corporation, a Delaware corporation, will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on                     , 2007, beginning at 10:00 a.m., local time, for the following purposes:

(1)	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 13, 2007, by and among Versata Enterprises, Inc., GN Acquisition, Inc. and Gensym Corporation, as such may be amended from time to time.

(2)	To approve a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record of Gensym common stock as of the close of business on                     , 2007 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of Gensym common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Gensym common stock as of the record date. The ratification of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit a proxy through the Internet or by telephone following the instructions on the proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you submit your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement and in favor of the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies.

If you fail to return your proxy card, submit a proxy through the Internet or by telephone or vote in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the vote on the adjournment, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of Gensym common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger subject to the satisfaction of the requirements for exercising and perfecting such rights, including submitting a timely written demand for appraisal and not voting in favor of the merger. See “Appraisal Rights” on page 50 of the proxy statement.

By Order of the Board of Directors,

ROBERT B. ASHTON

President and Chief Executive Officer

Burlington, Massachusetts

                    , 2007

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR SUBMIT A PROXY BY INTERNET OR THE TELEPHONE AS DESCRIBED ON THE ENCLOSED PROXY CARD. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SUMMARY TERM SHEET

The following summary briefly describes the principal terms of the acquisition of Gensym Corporation by Versata Enterprises through the merger of GN Acquisition, Inc., a wholly owned subsidiary of Versata Enterprises, with and into Gensym. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement, which includes as Annex A a copy of the merger agreement, before voting. We have included in this summary section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•

Versata Enterprises, a privately held Delaware corporation, is a leading provider of enterprise software solutions that deliver business results, performance, and scalability with a low total cost of ownership. GN Acquisition, Inc., a Delaware corporation, is a wholly owned subsidiary of Versata Enterprises formed for the purpose of participating in the merger. Please read “Summary—The Companies” beginning on page 1.

•	If the merger is completed:

•	we will be wholly-owned by Versata Enterprises;

•	you will be entitled to receive a cash payment of $2.35, without interest, for each share of Gensym common stock that you hold;

•	you may be entitled to appraisal rights under the General Corporation Law of the State of Delaware;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	we will no longer be a public company, and Gensym common stock will not be quoted on the Pink Sheets.

Please read “Questions and Answers About the Special Meeting and the Merger” beginning on page i, “The Merger—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 20, “The Merger—Delisting and Deregistration of Gensym Common Stock” beginning on page 30, and “Appraisal Rights” beginning on page 50.

•

For the merger to occur, holders of at least a majority of the outstanding shares of Gensym common stock must adopt the merger agreement. Please read “The Special Meeting—Vote Required” beginning on page 10.

•

If we consummate an acquisition proposal or enter into an alternative acquisition agreement or if the merger agreement is terminated, we will, under certain circumstances, be required to pay a termination fee in an amount of $682,500. Please read “Proposal 1—The Merger Agreement—Termination Fees” beginning on page 48.

•

If the merger agreement is terminated, we will, under certain circumstances, be required to pay to Versata Enterprises up to $500,000 as reimbursement for expenses of Versata Enterprises actually incurred relating to the transactions contemplated by this Agreement prior to termination. Please read “Proposal 1—The Merger Agreement—Termination Fees” beginning on page 48.

•

For U.S. federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received pursuant to the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Gensym common stock exchanged. Please read “Material U.S. Federal Income Tax Consequences” beginning on page 33.

S-1

2

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Gensym,” “Company,” “we,” “our,” “ours,” and “us” refer to Gensym Corporation and its subsidiaries and “Versata Enterprises” refers to Versata Enterprises, Inc.

The Special Meeting

Q.	When and where will the special meeting be held?

A.	The special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on , 2007 at 10:00 a.m., local time.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act on other matters and transact such other business, as may properly come before the meeting.

Q.	How does Gensym’s board of directors recommend that I vote on the proposals?

A.	Our board recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” adjournment, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.

Q.	What vote is required for Gensym’s stockholders to adopt the merger agreement?

A.	In order to adopt the merger agreement, holders of a majority of the outstanding shares of Gensym common stock as of the record date must vote “FOR” adoption of the merger agreement.

Q.	What vote is required for Gensym’s stockholders to approve an adjournment of the meeting?

A.	The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting.

Q.	Who is entitled to vote at the special meeting?

A.	Holders of record of Gensym common stock as of the close of business on , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, shares of Gensym common stock, held by approximately holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

i

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement including the annexes hereto, please cause your shares to be voted by returning the enclosed proxy card or submitting a proxy through the Internet or by telephone. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker on the enclosed voting instruction form regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement, but will be counted as present for purposes of determining the existence of a quorum.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as if you vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not count as votes cast on the proposal to adjourn the meeting, but will count for the purpose of determining whether a quorum is present. As a result, if you abstain, it will have no impact on the outcome of the vote with respect to the adjournment of the meeting, if necessary, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” adjournment of the meeting, if necessary, to permit further solicitation of proxies, and at the discretion of the proxies on any other matters properly brought before the meeting or any adjournment or postponement thereof for a vote.

Q.	When should I send in my proxy card?

A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting by doing any of the following:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Corporate Secretary of Gensym; or

•	voting in person at the special meeting.

Your attendance alone will not revoke your proxy. If you wish to revoke your previously submitted proxy at the special meeting, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the special meeting.

The M erger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Gensym by Versata Enterprises, pursuant to an agreement and plan of merger, dated as of August 13, 2007, among us, Versata Enterprises and its wholly owned subsidiary, GN Acquisition, Inc. In the merger, GN Acquisition, Inc. will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Versata Enterprises.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Gensym common stock and when will I receive it?

A.	Upon completion of the merger, you will be entitled to receive $2.35 in cash, without interest, for each share of Gensym common stock that you own (unless you are entitled to and properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware). For example, if you own 100 shares of Gensym common stock, you will be entitled to receive $235 in cash, in exchange for your Gensym shares. In addition, upon consummation of the merger, all options to acquire shares of Gensym common stock not exercised prior to the merger will be cancelled and, to the extent you hold options, you will be entitled to receive a cash payment equal to the amount by which $2.35 exceeds the exercise price for each share of Gensym common stock underlying the options.

After the merger closes, Versata Enterprises will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Am I entitled to appraisal rights?

A.	Under the General Corporation Law of the State of Delaware, holders of Gensym common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair market value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 50.

Q.	Why is the Gensym board recommending the merger?

A.	Our board believes that the merger and the merger agreement are advisable, fair to and in the best interests of Gensym and its stockholders and unanimously recommends that you vote “FOR” the adoption of the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “The Merger—Reasons for the Merger and Recommendation of the Board of Directors” on pages 20 through 24 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?

A.

If you are a U.S. holder of Gensym common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Gensym common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of Gensym common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 33 through 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as soon as possible. We currently expect to complete the merger in the fourth calendar quarter of 2007 following satisfaction or waiver of all the conditions to the merger, including adoption of the merger agreement by our stockholders at the special meeting.

Q.	What will happen to my shares of Gensym common stock after the merger?

A.	Following the effectiveness of the merger, your shares of our common stock will represent solely the right to receive the $2.35 per share merger consideration, without interest, and trading in our common stock on the Pink Sheets will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended.

Q.	Should I send in my Gensym stock certificates now?

A.	No. Shortly after the merger is completed, you will receive a letter of transmittal from the exchange agent with written instructions for exchanging your Gensym stock certificates. You must return your Gensym stock certificates as described in the instructions. You will receive your cash payment from the exchange agent as soon as practicable after the exchange agent receives your Gensym stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR GENSYM STOCK CERTIFICATES NOW.

Q.	What will happen to our directors if the merger agreement is adopted?

A.	If the merger agreement is adopted by our stockholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors will serve only until the merger is completed.

Q.	What will happen if the merger is not completed?

A.	In the event that the merger is not completed for any reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company, Gensym common stock will continue to be listed on the Pink Sheets, and we expect that our business will continue to face the challenges and risks we currently face as a stand-alone, independent company, as described in “Proposal 1—The Merger Agreement—Reasons for the Merger and Recommendation of Our Board of Directors” on pages 20 through 24 of this proxy statement.

Q.	What should I do if I have questions?

A.

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Georgeson Inc., our proxy solicitor, at: 17 State Street, 10th Floor, New York, NY 10004, Call Toll-Free: 1-888-605-8350.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

(781) 265-7100

www.gensym.com

Gensym Corporation, a Delaware corporation, is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions. Gensym is headquartered in Burlington, Massachusetts. Gensym common stock is quoted on the Pink Sheets under the symbol “GNSM.”

Versata Enterprises, Inc.

6011 West Courtyard Drive

Suite 300

Austin, TX 78730

(512) 874-3000

www.versata.com

Versata Enterprises, Inc., a Delaware corporation, is a leading provider of enterprise solutions, ranging from complex engines to web-enabled consumer experiences, for the automotive, financial services, industrial manufacturing, utilities and consumer/public sectors. Versata Enterprises is a privately held company and is headquartered in Austin, Texas.

GN Acquisition, Inc.

c/o Versata Enterprises, Inc.

6011 West Courtyard Drive

Suite 300

Austin, TX 78730

(512) 874-3000

GN Acquisition, Inc., which we refer to as GN Acquisition, is a Delaware corporation and a direct wholly-owned subsidiary of Versata Enterprises. GN Acquisition was formed exclusively for the purpose of effecting the merger and has not engaged in any business activity other than in connection with the merger. If the merger is completed, GN Acquisition will cease to exist following its merger with Gensym.

The Merger (page 13)

Upon the terms and subject to the conditions of the merger agreement, GN Acquisition will be merged with and into us, and each holder of shares of Gensym common stock will be entitled to receive $2.35 in cash, without interest, for each share of Gensym common stock held immediately prior to the merger (other than shares held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under General Corporation Law of the State of Delaware) upon surrender of his, her or its stock certificate(s). As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Versata Enterprises. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 10)

The special meeting will be held on                     , 2007, starting at 10:00 a.m., local time at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the special meeting, you will be asked to consider and vote upon proposals to adopt the merger agreement, to adjourn the meeting, if necessary, to permit the further solicitation of proxies, and to act on other matters and transact other business, as may properly come before the meeting.

Record Date (page 10)

If you owned shares of Gensym common stock at the close of business on                     , 2007, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of Gensym common stock that you owned on the record date. As of the close of business on                     , 2007, there were              shares of Gensym common stock outstanding and entitled to be voted at the special meeting.

Vote Required and Stockholder Agreement (page 10)

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies requires the affirmative vote of a majority of the votes cast at the special meeting.

Concurrently with the execution of the merger agreement, each member of our board of directors entered into a stockholder agreement with Versata Enterprises. Pursuant to the stockholder agreement, each of our directors agreed to vote his shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose and to vote his shares of our common stock against any other transaction or other action submitted to stockholders that would reasonably be expected to impede or delay the merger. Our directors also agreed not to transfer any of their shares of our common stock in contravention of their obligation to vote for adoption of the merger agreement. As of August 30, 2007, our directors held collectively approximately 17.6% of our issued and outstanding common stock and have the right to vote 1,393,524 shares of our issued and outstanding common stock.

Voting (page 11)

You may grant a proxy by completing and returning the enclosed proxy card or through the Internet or by telephone following the instructions on the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Quorum (page 10)

A quorum of our stockholders is necessary to have a valid meeting of stockholders. The required quorum for the transaction of business at the special meeting is the presence (in person or represented by proxy) of holders representing a majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the special meeting to solicit additional proxies.

Revocability of Proxies (page 11)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Corporate Secretary of Gensym; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If you wish to revoke your previously submitted proxy at the special meeting, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Recommendation of our Board of Directors (page 20)

After careful consideration, our board has determined, by unanimous vote, that the merger agreement and the merger are advisable, fair to and in the best interests of Gensym and its stockholders and has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Reasons for the Merger and Recommendation of our Board of Directors (page 20)

In the course of reaching its decision to approve the merger agreement, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•

the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•

the likelihood and expected timing of consummating the Versata Enterprises transaction compared to the likelihood and expected timing of consummating a transaction with other bidders, in light of financing and other conditions contained in other bids;

•

the fact that the $2.35 per share in cash to be paid as the consideration in the merger represents a premium of 11.9% over the closing price of our common stock on August 10, 2007 (the last trading day before the public announcement of the merger), and a 56.6% premium over the closing price of our common stock on June 26, 2007 (the last trading day before we announced that we had retained a financial advisor and were in the process of reviewing our strategic alternatives);

•

the financial analyses presented by Silverwood Partners LLC and its opinion, which is attached as Annex C to this proxy statement, that, as of August 12, 2007, and based upon and subject to the considerations described in its opinion, the $2.35 per share in cash consideration to be paid to the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to our stockholders;

•	the process undertaken to solicit potential strategic purchasers of our company and the competitive bidding that resulted from this process;

•	the adverse consequences to our company resulting from the length and uncertainty of the sale process, and the need to conclude the sale process;

•

the board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;

•

the terms and conditions of the merger agreement, including the ability of our board, under certain circumstances to furnish information to and conduct negotiations with a third party and, subject to the payment to Versata Enterprises of a termination fee of $682,500 in certain circumstances, to withdraw its recommendation of the merger in order to recommend a superior proposal to our stockholders; and

•

the likelihood that the merger will be consummated, in light of Versata Enterprises’ financial capability and the absence of any financing or Versata Enterprises stockholder approval condition to Versata Enterprises’ obligations to complete the merger.

Opinion of Silverwood Partners LLC (page 24)

Silverwood Partners LLC, our financial advisor, has delivered a written opinion, dated August 12, 2007, to our board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to the holders of Gensym common stock. The full text of Silverwood Partners’ written opinion is attached as Annex C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Silverwood Partners’ opinion was provided to our board in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Conditions to the Merger (page 46)

We and Versata Enterprises will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our stockholders must have adopted the merger agreement;

•

other than the filing of the certificate of merger, all approvals of and filings with governmental entities in connection with the merger, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on us or on Versata Enterprises, must have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on us or on Versata Enterprises;

•	the absence of any applicable law or legal ruling making the merger illegal or otherwise prohibiting consummation of the merger; and

•	other customary closing conditions specified in the merger agreement.

No Solicitation (page 42)

We have agreed to immediately cease, and to direct our representatives to immediately cease, all discussions and negotiations that commenced prior to August 13, 2007 regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

We have further agreed that we will not solicit, initiate, induce or knowingly encourage the making of any acquisition proposal or to participate in discussions or furnish any information about us or take any action or cooperate in any way with the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal. However, if we determine that a written acquisition proposal constitutes or is reasonably likely to result in a superior proposal, we may provide information to and engage in discussions with the person making such proposal, provided that such person has entered into a confidentiality agreement not less restrictive of such other person than our confidentiality agreement with Versata Enterprises. We have agreed to promptly provide Versata Enterprises with a copy of any information provided to a third party in response to an acquisition proposal in these circumstances at the same time we provide them to the third party making the acquisition proposal and to keep Versata Enterprises informed of the status and the material terms and conditions of such proposal.

Furthermore, our board may not withhold, withdraw or modify in a manner adverse to Versata Enterprises its recommendation of the merger to our stockholders or approve or recommend or cause or permit us or our subsidiaries to enter into an alternative acquisition agreement, or approve or recommend an acquisition proposal. However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw or modify its recommendation of the merger to our stockholders if our board determines in good faith after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary obligations under applicable law, but only if:

•	such proposal is a written proposal that was not made in circumstances involving a breach of the merger agreement and that the board determines in good faith constitutes a superior proposal;

•

we have provided at least five days’ prior written notice to Versata Enterprises (1) that we have received a superior proposal, (2) the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and (3) that our board intends to withhold, withdraw or modify in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of the adoption of the merger agreement, and we have provided Versata Enterprises with a copy of all written materials delivered by us to the person or group making the superior proposal;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions; and

•

during the five-day notice period described above, our board shall have provided Versata Enterprises the opportunity to make, and shall have given due consideration to, adjustments to the terms and conditions of the merger agreement.

Termination (page 47)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, Versata Enterprises and GN Acquisition;

•	by either us or Versata Enterprises, if:

•

the merger has not been consummated by February 13, 2008, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before February 13, 2008;

•

any governmental entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•	the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken, provided that we may not terminate the merger agreement if the failure to obtain the required vote of our stockholders to adopt the merger agreement is attributable to the failure on the part of us to perform any material obligation set forth in the merger agreement;

by Versata Enterprises, if:

•

our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•

our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Versata Enterprises or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting an acquisition proposal;

•	our board fails to reject an acquisition proposal by any party other than Versata Enterprises within 15 business days following receipt of the written acquisition proposal;

•

a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Versata Enterprises or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we willfully breach our obligations described above under “—No Solicitation”;

•

our board fails to reaffirm publicly and unconditionally its approval or recommendation of the merger agreement promptly (and in any event within five business days) after receipt of a written request to do so by Versata Enterprises; or

•

we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Versata Enterprises’ obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from Versata Enterprises;

•

by us, if Versata Enterprises or GN Acquisition has breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would result in the failure of a condition to our obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from us.

Termination Fees (page 48)

The merger agreement obligates us to pay to Versata Enterprises up to $500,000 as reimbursement for expenses of Versata Enterprises actually incurred relating to the transactions contemplated by the merger agreement prior to termination, if:

•

the merger agreement is terminated by us or Versata Enterprises because the merger has not been consummated by February 13, 2008 as a result of our failure to fulfill either of the conditions set forth in the merger agreement with respect to the truth and correctness of our representations and warranties or our performance of our obligations and such failure is the result of a willful act or failure to perform on our part; or

•

the merger agreement is terminated by Versata Enterprises because we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Versata Enterprises’ obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from Versata Enterprises, and such breach or failure to perform on our part is willful.

The merger agreement obligates us to pay a termination fee to Versata Enterprises of $682,500 if the merger agreement is terminated by Versata Enterprises because:

•

our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•

our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Versata Enterprises or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting an acquisition proposal;

•	our board fails to reject an acquisition proposal by any party other than Versata Enterprises within 15 business days following receipt of the written acquisition proposal;

•

a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Versata Enterprises or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we willfully breach our obligations described above under “—No Solicitation”; or

•

our board fails to reaffirm publicly and unconditionally its approval or recommendation of the merger agreement promptly (and in any event within five business days) after receipt of a written request to do so by Versata Enterprises.

The merger agreement also obligates us to pay a termination fee to Versata Enterprises of $682,500 if there is public disclosure of an alternative transaction before the merger agreement is terminated, the merger agreement is terminated because the merger has not been consummated by February 13, 2008 or the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote was taken and we enter into an alternative acquisition agreement within 12 months after termination of the merger agreement.

Appraisal Rights (page 50)

Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the adoption of the merger agreement at the special meeting you make a written demand and you strictly comply with the other statutory requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the fair value of your shares of stock in lieu of the $2.35 per share merger consideration as determined by the Delaware Court of Chancery. This value could be more or less than or the same as the merger consideration.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex D to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 33)

If the merger is completed, the exchange of common stock by our stockholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options (page 37)

The merger agreement provides that at the effective time of the merger, each option to purchase shares of Gensym common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment, without interest, equal to the number of shares of Gensym common stock subject to such option multiplied by the amount, if any, by which $2.35 exceeds the exercise price of the option.

Interests of Gensym Officers and Directors in the Merger (page 31)

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders. For example, if the merger is completed, certain indemnification arrangements for our directors and officers will be continued. The merger agreement provides that each holder of shares of Gensym common stock, including our directors and executive officers, will be entitled to receive $2.35 in cash, without interest, for each share of common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of Gensym common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of Gensym common stock subject to such option multiplied by the amount, if any, by which $2.35 exceeds the exercise price of the option. In addition, two of our executive officers are entitled to bonus payments upon the closing of the merger and one of our executive officers is entitled to severance payments in the event that his employment is terminated under certain circumstances, whether or not in connection with the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the satisfaction of the conditions to consummate the merger, including the adoption of the merger agreement by our stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees; and

•	other risks detailed in our current filings with the U.S. Securities and Exchange Commission, which we refer to as the SEC, including our most recent filings on Forms 10-Q and 10-K.

See “Where You Can Find More Information” on page 57 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Gensym, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on                     , 2007, at 10:00 a.m., local time. The purpose of the special meeting is:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 13, 2007, by and among Versata Enterprises, GN Acquisition and Gensym, as such may be amended from time to time;

•	to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of Our Board of Directors

Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable, fair to and in the best interests of Gensym and its stockholders, and has unanimously approved the merger agreement. Our board unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of Gensym common stock as of the close of business on , 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, there were              shares of Gensym common stock outstanding held by approximately              stockholders of record.

Holders of a majority of the shares of Gensym common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Vote Required and Stockholder Agreement

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Gensym common stock outstanding on the record date and entitled to vote at the special meeting.

Each holder of shares of Gensym common stock is entitled to one vote per share. Failure to vote your proxy by returning a properly executed proxy card or to vote in person will have the same effect as a vote “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

Brokers or other nominees who hold shares of Gensym common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of Gensym common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment, if necessary, to permit further solicitation of proxies.

As of August 30, 2007, our directors who entered into a stockholder agreement with Versata Enterprises and agreed to vote their shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose held collectively approximately 17.6% of our issued and outstanding common stock and had the right to vote 1,393,524 shares of our issued and outstanding common stock.

Voting

Stockholders may vote their shares by attending the special meeting and voting their shares of Gensym common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or through the Internet or by telephone following the instructions on the enclosed proxy card. All shares of Gensym common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of Gensym common stock represented by the proxy will be voted “FOR” adoption of the merger agreement, and the adjournment, if necessary, to permit further solicitation of proxies.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact Georgeson, Inc., our proxy solicitor, at:

17 State Street

10th Floor

New York, NY 10004

Call Toll-Free: 1-888-605-8350

Stockholders who hold their shares of Gensym common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of Gensym common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to the Corporate Secretary of Gensym;

•	submitting another properly completed proxy bearing a later date; or

•	voting in person at the special meeting.

If you wish to revoke your previously submitted proxy at the special meeting, you must deliver a completed proxy card with a later date in person or complete a ballot to be made available at the special meeting. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies. If your shares of Gensym common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of Gensym common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

We have retained Georgeson, Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $8,000.00 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of Gensym common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matters as instructed by you or your proxy or, with respect to validly submitted proxies for which no instructions are provided, in favor of such adjournment. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of t he Merger

The industry in which Gensym operates is intensely competitive. When purchasing strategic and mission-critical solutions of the type Gensym offers, customers have increasingly sought to deal with much larger and more financially stable vendors. As a result, when seeking to attract new customers, Gensym competes with larger, better-capitalized companies with more extensive partner and distribution channels. Our board of directors has periodically evaluated alternative strategies for improving Gensym’s competitive position and enhancing stockholder value. As part of these evaluations, our board has, from time to time, considered various strategic alternatives, including acquisitions, sales of assets or business units, the sale of Gensym, and deregistration as a public reporting company. At various times, members of our board of directors and executive management were contacted by stockholders, including both institutional and individual investors, expressing the view that Gensym should review its strategic alternatives, including a possible sale of the company.

In January 2005, we retained Silverwood Partners LLC (“Silverwood Partners”) as a financial advisor. Between February and April 2005, Silverwood Partners evaluated our financing and acquisition strategy and helped us prepare and conduct investor presentations. Between April and October 2005, Silverwood Partners helped evaluate potential opportunities for us to acquire complementary businesses or assets.

On September 12, 2005, Robert B. Ashton, at that time an independent investor holding approximately 18% of our common stock and now our president and chief executive officer and a member of our board of directors, filed a Schedule 13D/A with the Securities and Exchange Commission in which he stated that “Holder believes the Issuer’s technology may be very difficult to extend past its existing partners and customer base given the strategic nature of the technology and the small size of the company. Therefore, Holder has embarked upon an independent review of Issuer’s strategic alternatives in order to discern how the Issuer can best maximize stockholder value.”

On October 26, 2005, at a regularly scheduled meeting, our board of directors discussed strategic alternatives to maximize stockholder value, including remaining a stand-alone company, growing through acquisitions, our ability to raise growth capital and the potential for a sale. At the meeting, Silverwood Partners presented its findings to date, including an increased preference for large industry vendors by customers; our lack of corporate resources; and the challenges we faced as a small OTCBB-listed public company with little trading volume, including the high costs of complying with public company regulations and the difficulty of raising capital due to lack of institutional investor interest. Silverwood Partners further reported to our board that, with approximately $3 million of available cash and year to date operating losses of approximately $750,000, we would be unable to withstand significant adverse developments. After considering Silverwood Partners’ presentation and other relevant factors, the board authorized Gensym’s management to seek a buyer for our company and to retain Silverwood Partners to assist with the process. On November 4, 2005, Gensym retained Silverwood Partners for this purpose pursuant to an engagement agreement with an initial term of one year, which was subsequently extended for a second year.

Also at the October 26, 2005 board meeting, Mr. Ashton was appointed to our board of directors to replace Frank Cianciotta, who had resigned.

In late 2005, we received two unsolicited acquisition inquires. In September and October 2005, an enterprise software vendor (“Strategic Acquirer #1”) approached us regarding its interest in evaluating a potential business combination. In early November 2005, we received an inquiry from a venture capital firm (“Financial Acquirer #1”) regarding a possible sale.

After retaining Silverwood Partners, Gensym, with Silverwood Partners’ assistance, developed a list of 60 potential acquirers, of which 34 were strategic acquirers and 26 were financial acquirers. Silverwood Partners prepared materials describing Gensym for distribution to interested parties and thereafter commenced contacting potential acquirers at Gensym’s direction. From late November 2005 through February 2006, in response to the distribution of summary business information regarding Gensym, 15 parties indicated some level of interest and requested more detailed additional information. Gensym, with Silverwood Partners’ assistance, negotiated a non-disclosure agreement (“NDA”) with 12 of the 15 interested parties and distributed a descriptive information memorandum to them. From mid-February 2006 through March 2006, at Gensym’s direction, Silverwood Partners sent letters to nine companies that had executed NDAs, requesting that they formally indicate their level of interest in writing prior to scheduling on-site presentations and receiving a detailed review of additional business documentation. Ultimately, three of these parties submitted written proposals to acquire Gensym.

At numerous meetings of our board of directors or the compensation and corporate governance committee of the board, consisting of three independent directors, held between December 2005 and May 2006, Silverwood Partners provided an update on the solicitation and sale process.

On January 13, 2006, Kim A. Mayyasi resigned as our president and chief executive officer and as a member of the board of directors in order to pursue a new opportunity. Lowell B. Hawkinson, our chairman and chief technology officer, assumed the positions of president and chief executive officer.

On March 4, 2006, we received a preliminary, non-binding written proposal from Financial Acquirer #1 for a 100% cash acquisition of Gensym for $16.6 million ($2.00 per share). On March 31, 2006, we received a preliminary, non-binding written proposal from an enterprise software provider (“Strategic Acquirer #2”) for a 100% cash acquisition of Gensym for $20 million ($2.41 per share).

On March 15, 2006, our board of directors requested that management prepare an online data room to facilitate due diligence, and authorized access to be provided to qualified parties.

On May 1, 2006, Silverwood Partners, at the direction of our board of directors, distributed a form of merger agreement provided by our counsel, Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”), to Strategic Acquirer #1, Strategic Acquirer #2 and Financial Acquirer #1, and instructed them to respond by May 8, 2006 with a cover letter and a markup of the form of merger agreement provided.

On May 9, 2006, we received a revised preliminary, non-binding written proposal from Strategic Acquirer #2 for a 100% cash acquisition of Gensym at a reduced price of $18.8 million ($2.27 per share). On May 10, 2006, we received a preliminary, non-binding written proposal from Strategic Acquirer #1 for the acquisition of Gensym for between $18.2 million and $18.9 million ($2.19 and $2.28 per share), payable in cash or, at our option, with a portion in stock. Financial Acquirer #1 did not submit a written proposal in response to the instruction to do so by May 8, 2006.

On May 10, 2006, at the direction of our board, Silverwood Partners called representatives of Strategic Acquirer #1 and Strategic Acquirer #2 and instructed each to respond with its highest and best offer by the end of business on May 11, 2006. In response, Strategic Acquirer #1 increased its offer from a range of $18.2 million to $18.9 million ($2.19 to $2.28 per share) to a range of $18.9 million to $19.7 million ($2.28 to $2.38 per share), and Strategic Acquirer #2 increased its offer from $18.8 million ($2.27 per share) to $24 million ($2.85 per share). On May 17, 2006, our board of directors authorized Gensym to enter into an exclusivity agreement with Strategic Acquirer #2. On May 17, 2006, after negotiating various provisions in the proposed merger agreement, Gensym and Strategic Acquirer #2 executed an exclusivity agreement, which subsequently expired on June 17, 2006.

Between May 19 and June 30, 2006, representatives of Gensym, WilmerHale, Strategic Acquirer #2 and its counsel engaged in further negotiations regarding the terms of the merger agreement. In addition, during this time, Strategic Acquirer #2 conducted due diligence on Gensym.

At multiple meetings of our board of directors held in May 2006 and June 2006, representatives of WilmerHale and Silverwood Partners reviewed the current status of negotiations with Strategic Acquirer #2, and the anticipated process and timing of reaching a definitive agreement with Strategic Acquirer #2. At a board meeting held on June 16, 2006, representatives of Silverwood Partners reviewed components of its valuation analysis of Gensym, and representatives of WilmerHale outlined the legal duties and responsibilities of the board in considering a sale of our company.

On July 19, 2006, Gensym announced that, following the results of an internal review of accounting practices with respect to revenue recognition for certain software license and service agreement transactions entered into during 2004 and 2005, the audit committee of our board of directors had concluded, in consultation with and upon the recommendation of our management, that our previously issued financial statements could no longer be relied upon. These financial statements included those issued in our Annual Reports on Form 10-K for the years ended December 31, 2004 and 2005 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and March 31, 2006, as well as all related earnings releases and similar communications relating to all such periods. On November 13, 2006, we publicly disclosed that the internal review had been expanded to include software license and services agreements entered into from 2000 to 2003 and a self-initiated review of historical stock option grant practices and related accounting treatment. The review of our accounting practices, which was overseen by our audit committee, was ultimately concluded on June 6, 2007 with the restatement of our financial statements for all periods between 2000 and the first quarter of 2006. The review of our historical stock option grant practices, which was under the supervision of a special committee of our board of directors, did not uncover systematic backdating of option grants but did identify mistakes in accounting for certain option grants, which resulted in adjustments as part of the restatement.

Following our July 19, 2006 announcement, we informed Strategic Acquirer #2 that we could not proceed with a transaction until the accounting review and any required restatement were complete.

On August 2, 2006, Mr. Hawkinson resigned as our president and chief executive officer and as a member of the board of directors. On August 3, 2006, Mr. Ashton was appointed interim president and chief executive officer, and we retained NextBoston, LLC, a strategic consulting firm, and its partner, Jeffrey Smith, to provide management and consulting services to Gensym.

On August 30, 2006, we announced that we were implementing a restructuring plan, involving a reduction in workforce and consolidation of offices, in order to reduce costs in response to our recent operating losses and declining revenues.

On September 25, 2006, our common stock was removed from the OTC Bulletin Board because of our failure to be in compliance with our public company reporting obligations, and began to trade on the Pink Sheets.

In November 2006, Johan Magnusson Gedda, a private investor and co-founder of Rocket Software, Inc., who also holds approximately 12% of our common stock, expressed interest in an acquisition of Gensym and executed an NDA.

At a meeting of our board of directors held on December 7, 2006, representatives of Silverwood Partners reported on recent contacts with potential acquirers, including the continuing interest of Strategic Acquirer #2 in pursuing an acquisition of Gensym.

From January 2007 through June 2007, at Gensym’s direction, Silverwood Partners contacted a total of 32 potential acquirers, of which 25 were strategic acquirers and seven were financial acquirers, and most of which had previously expressed some degree of interest in Gensym. Ten of the parties contacted executed an NDA and received an updated descriptive information memorandum, of which seven ultimately submitted written proposals to acquire Gensym. Of these seven, two had previously submitted written acquisition proposals in the first phase of the sale process prior to our accounting review and restatement.

On January 25, 2007, Mr. Ashton received an unsolicited telephone call from Sean Fallon, vice president and chief financial officer of Versata Enterprises, who expressed interest in acquiring Gensym. Versata Enterprises executed an NDA on January 31, 2007.

On February 19, 2007, a teleconference was held with Randall Jacops, president and chief executive officer of Versata Enterprises, Mr. Fallon, Mr. Ashton and a representative of Silverwood Partners to provide an update on Gensym’s business.

On March 1, 2007, representatives of Gensym, Versata Enterprises and Silverwood Partners met at a hotel near Gensym’s corporate headquarters to discuss due diligence items and the sale process. Gensym’s attendees were Mr. Ashton, Stephen D. Allison, chief financial officer, Philippe C. Printz, vice president of engineering, Linda Whitney, corporate controller, and Jeffrey Smith. Attending from Versata Enterprises were Mr. Jacops, Mr. Fallon and Christopher Smith, vice president of operations.

In early March 2007, Strategic Acquirer #1, Strategic Acquirer #2 and Financial Acquirer #1 were informed that the sale process had resumed. On March 11, 2007, Strategic Acquirer #1 informed us that it was no longer interested in pursuing an acquisition of Gensym because of other acquisition opportunities.

On March 28, 2007, Silverwood Partners distributed preliminary bid instruction letters to each remaining prospective acquirer that had executed an NDA, and beginning April 27, 2007 it distributed a form of merger agreement provided by WilmerHale.

In early April 2007, Silverwood Partners contacted a private equity firm (“Financial Acquirer #2”), which then executed an NDA and received the bid instruction letter.

Throughout April 2007, Versata Enterprises, Financial Acquirer #1, Financial Acquirer #2, Strategic Acquirer #2 and Mr. Magnusson Gedda continued to conduct due diligence on Gensym.

During April 2007, Gensym received three preliminary, non-binding indications of interest:

•	on April 13, 2007, in the amount of $16.5 million ($2.00 per share) from Gedda Holding ApS (“Gedda Holding”), an entity affiliated with Mr. Magnusson Gedda, subject to obtaining financing;

•	on April 16, 2007, in the amount of $14.8 million ($1.80 per share) from Financial Acquirer #1; and

•	on April 26, 2007, in the amount of $14.8 million to $16.6 million ($1.80 to $2.00 per share) from Financial Acquirer #2.

During the month of May 2007, due diligence meetings and conference calls were held with representatives of Versata Enterprises, Financial Acquirer #1, Financial Acquirer #2, Strategic Acquirer #2 and Gedda Holding.

On May 9, 2007, a representative of Strategic Acquirer #2 informed a representative of Silverwood Partners that Strategic Acquirer #2 was interested in moving forward with an acquisition of Gensym but was very concerned about the additional risks related to the restatement process. The representative of Strategic Acquirer #2 also informed the representative of Silverwood Partners that Strategic Acquirer #2 would not be willing to pay more than $20 million ($2.41 per share) for Gensym and that, if its proposed acquisition of Gensym had proceeded in June 2006 as originally planned, Strategic Acquirer #2 had intended to lower its price significantly below $24 million ($2.85 per share).

At multiple meetings of our board of directors held between February 2007 and June 2007, Silverwood Partners provided updates on the sale process.

On June 6, 2007, Gensym completed the restatement of its financial statements for the years ended December 31, 2000, 2001, 2002, 2003, 2004 and 2005, each of the four quarters of 2005 and the first quarter of 2006. We filed with the Securities and Exchange Commission our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006, and amended our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, thereby concluding the accounting review and restatement process. As a result, we advised the remaining interested acquirers to submit a written proposal and a mark-up of the proposed merger agreement by June 22, 2007.

On June 20, 2007, representatives of Gensym, Versata Enterprises and Silverwood Partners held a follow-up meeting at a hotel near Gensym’s corporate headquarters to discuss Gensym’s largest customers, revenue trends and balance sheet items. Gensym’s attendees were Messrs. Ashton, Allison, Printz and Jeffrey Smith, and Ms. Whitney. Attending from Versata Enterprises were Messrs. Jacops, Fallon and Christopher Smith.

On June 20, 2007, Gensym received a mark-up of the proposed merger agreement from Strategic Acquirer #2 calling for a cash purchase price of $20 million ($2.41 per share), of which $2 million would be held in escrow for one year. On June 22, 2007, Gensym received a non-binding letter of intent and written comments to the proposed merger agreement from Versata Enterprises, with a cash purchase price of $18 million ($2.16 per share). The offers from Strategic Acquirer #2 and Versata Enterprises were not subject to financing. In a subsequent telephone conversation, a Silverwood Partners representative informed Mr. Fallon that the Versata Enterprises offer was not competitive, and Mr. Fallon informed the Silverwood Partners representative that Versata Enterprises was unable to raise its offer. On June 22, 2007, Gedda Holding submitted a mark-up of the proposed merger agreement with a cash purchase price of $20.8 million ($2.50 per share), subject to obtaining financing, completing due diligence and other customary conditions. Mr. Magnusson Gedda subsequently informed representatives of Silverwood Partners that Gedda Holding was seeking $12 million in debt financing to finance the proposed acquisition. Financial Acquirer #1 and Financial Acquirer #2 did not submit written proposals in response to the instruction to do so by June 22, 2007.

After reviewing the terms and conditions of the various bids and indications of interest with representatives of Silverwood Partners at board meetings held on June 21 and June 22, 2007, our board of directors authorized Gensym to enter into an exclusivity agreement with Strategic Acquirer #2 for a period ending on July 16, 2007, subject to earlier termination if either party determined that significant progress had not made in resolving open issues, including the proposed escrow of $2 million. The board authorized the exclusivity agreement with Strategic Acquirer #2, even though its offer was lower than the offer presented by Gedda Holding, primarily because Gedda Holding’s offer was subject to the receipt of financing, which was not committed, and the availability of sufficient debt financing to fund Gedda Holding’s acquisition of Gensym was uncertain.

On June 27, 2007, Mr. Magnusson Gedda filed a Schedule 13D/A with the Securities and Exchange Commission, stating that Gedda Holding had made a written proposal to acquire Gensym for $2.50 per share, subject to obtaining financing, completing due diligence, executing definitive documents and other customary conditions. As a result, Gensym announced later that day that we had retained a financial advisor and were in the process of reviewing our strategic alternatives, and confirmed as part of this process the receipt of acquisition proposals, including from Mr. Magnusson Gedda.

Between June 27 and July 3, 2007, multiple conference calls were held among representatives of Gensym, Strategic Acquirer #2 and Silverwood Partners in an attempt to reach an acceptable alternative to the escrow requirement. During these calls, a representative of Strategic Acquirer #2 agreed to remove the escrow requirement in return for a reduction in the price to $19.5 million ($2.35 per share). At this point, the parties agreed to continue the due diligence process but terminated the exclusivity agreement.

On July 6, 2007, Silverwood Partners received in inquiry from a representative of another private equity firm (“Financial Acquirer #3”) regarding Gensym, and Financial Acquirer #3 subsequently executed an NDA. On July 16, 2007, Silverwood Partners received an inquiry from the financial advisor of a software company (“Strategic Acquirer #3”), stating that Strategic Acquirer #3 was interested in potentially acquiring Gensym. Strategic Acquirer #3 subsequently executed an NDA.

On July 12, 2007, we filed our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which had been due on May 15, 2007, with the Securities and Exchange Commission, thereby coming back into compliance with our public company reporting obligations.

On July 24, 2007, Mr. Fallon informed a Silverwood Partners representative that Versata Enterprises was increasing its offer from $18 million ($2.16 per share) to $20 million ($2.41 per share), and that its due diligence was substantially completed. The next day, Versata Enterprises submitted a revised non-binding letter of intent reflecting the increased offer. Between July 24, 2007 and August 9, 2007, representatives of Gensym, Silverwood Partners and WilmerHale held multiple conference calls with representatives of Versata Enterprises and its counsel, Haynes and Boone, LLP, in an attempt to negotiate a mutually acceptable merger agreement.

On July 25, 2007, Gensym received a preliminary, non-binding indication of interest from Strategic Acquirer #3 with a fully-funded cash purchase price of $18.7 million ($2.25 per share). After Strategic Acquirer #3 was informed that its offer was not competitive, that multiple bidders had substantially completed due diligence and that it would have to complete its due diligence quickly, Strategic Acquirer #3 increased its bid to $20.8 million ($2.50 per share), and agreed to commence due diligence at the earliest time possible.

On July 31, 2007, Gensym received a preliminary, non-binding indication of interest from Financial Acquirer #3 containing a range of values between $20.3 million and $21.2 million (between $2.45 and $2.55 per share), subject to minimum cash and working capital closing requirements that our management believed would not be satisfied. Given the preliminary nature of this offer, the significant gap between the cash balances required by the offer and those expected by management and the very limited amount of due diligence that had been completed, we did not consider this offer to be competitive, and we informed Financial Acquirer #3 that it would not be invited to continue with due diligence.

At multiple meetings of our board of directors held between June 2007 and early August 2007, Silverwood Partners provided updates on the status of the sale process. At the July 31, 2007 board meeting, a representative of WilmerHale presented a comparison of the bids received from Versata Enterprises and Strategic Acquirer #2, which were the bidders closest to concluding a definitive agreement with Gensym. After excusing Mr. Ashton from the August 3, 2007 board meeting, our board of directors discussed the importance of ensuring that Mr. Ashton remains as our chief executive officer through the completion of the sale process and, upon the recommendation of the compensation and corporate governance committee, approved the payment of a $150,000 cash bonus to Mr. Ashton upon the closing of a sale of Gensym.

On August 6, 2007, Mr. Ashton informed a representative of Strategic Acquirer #2 that Gensym had a higher offer and that Strategic Acquirer #2 would need to increase its bid above $20 million ($2.41 per share) to become competitive. On August 7, 2007 and August 8, 2007, Mr. Ashton attempted to contact several representatives of Strategic Acquirer #2 to discuss the situation.

On August 9, 2007, a representative of Silverwood Partners was informed by a representative of Strategic Acquirer #3 that some of its due diligence requests remained outstanding and that, based on information reviewed to date, it would be difficult to maintain its bid of $20.8 million ($2.50 per share). The Silverwood Partners representative reviewed the situation with our management and subsequently informed the representative of Strategic Acquirer #3 that, due to their extensive nature, the outstanding due diligence requests could not be satisfied with Gensym’s current systems and would require a substantial amount of time to assemble manually. The representative of Strategic Acquirer #3 then indicated that it could not move forward on any transaction until its due diligence issues were resolved.

On August 9, 2007, our board of directors met with representatives of Silverwood Partners and WilmerHale also in attendance. A representative of WilmerHale summarized the status of negotiations on the proposed merger agreement with Versata Enterprises and Strategic Acquirer #2. After discussion of the status of the negotiations and the sale process, including the adverse consequences to Gensym resulting from the length and uncertainty of the sale process, the board instructed Mr. Ashton and Silverwood Partners to seek best and final offers from Versata Enterprises and Strategic Acquirer #2, with the goal of concluding the sale process in the near future. At the meeting, a representative of WilmerHale also reviewed the legal duties and responsibilities of the board under Delaware law in considering a sale of Gensym.

On August 10, 2007, after a series of calls between a Silverwood Partners representative and Mr. Fallon, Versata Enterprises indicated it would accept Gensym’s position on all open issues on the proposed merger agreement, at a reduced purchase price of $19.5 million ($2.35 per share). Also on August 10, 2007, Strategic Acquirer #2 confirmed that its offer of $19.5 million ($2.35 per share) remained open, but indicated it would not increase this amount or negotiate the remaining open points on the proposed merger agreement unless it was selected as the winning bidder.

On August 10, 2007, our board of directors met, with representatives of Silverwood Partners and WilmerHale in attendance, to discuss the proposed agreements with Versata Enterprises and Strategic Acquirer #2, both of which had offered $19.5 million ($2.35 per share). After discussing the merits of the two offers, including the current status of contract negotiations, the history of price reductions in negotiations with Strategic Acquirer #2, the nature of the open points on the proposed merger agreement with Strategic Acquirer #2, and the expected timing and certainty of closing a transaction with each, the board instructed Mr. Ashton to seek to conclude negotiations with Versata Enterprises as soon as reasonably possible and asked Silverwood Partners to concurrently attempt to elicit a higher bid from Strategic Acquirer #2.

Later on August 10, 2007, a representative of Silverwood Partners contacted a representative of Strategic Acquirer #2 and asked it to increase its offer above $19.5 million ($2.35 per share). In response, the representative of Strategic Acquirer #2 informed the Silverwood Partners representative that Strategic Acquirer #2 would not attempt to finalize a merger agreement with Gensym unless it were given exclusivity, and that, rather than increasing the amount of its offer, it intended to reduce its offer by an unspecified amount.

Between August 10 and the evening of August 12, 2007, representatives of WilmerHale and Haynes and Boone, LLP concluded negotiation of the proposed merger agreement and the related stockholder agreement, pursuant to which each Gensym director would agree to vote his shares of Gensym common stock in favor of the merger agreement with Versata Enterprises.

Our board of directors held a special meeting during the evening of August 12, 2007 to consider approval of the merger agreement. At the meeting:

•	a representative of Silverwood Partners reported on his August 10 conversation with the representative of Strategic Acquirer #2;

•	a representative of WilmerHale outlined the legal duties and responsibilities of the board;

•	Mr. Ashton reviewed Gensym’s present circumstances and its future prospects as an independent company;

•

a representative of Silverwood Partners reviewed the contact program that had been undertaken as part of the sale process; summarized the reasons provided by parties that had declined interest in a transaction with Gensym; summarized the written and oral bids that had been received; reviewed the terms of the offer from Versata Enterprises; reviewed equity market considerations applicable to us; reviewed various valuation analyses, including a comparable public companies analysis, a comparable acquisitions analysis, a discounted cash flow analysis and a premiums analysis, as well as various qualitative factors that affect valuation, including Gensym’s recent accounting review and restatement; and, at the conclusion of his presentation, stated that, in the opinion of Silverwood Partners, as of that date and based upon and subject to the limitations and assumptions set forth in its written opinion provided to the board, the merger consideration of $2.35 per share in cash was fair, from a financial point of view, to the holders of Gensym common stock, other than Versata Enterprises and its affiliates; and

•	a representative of WilmerHale reviewed the principal terms of the merger agreement and the stockholder agreement.

After discussion and deliberation on the proposed transaction, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of Gensym’s stockholders, approved the merger agreement and the stockholder agreement, and resolved to recommend that our stockholders adopt the merger agreement.

In the early morning of August 13, 2007, Versata Enterprises and Gensym executed the merger agreement, and Versata Enterprises, Gensym and each Gensym director executed the stockholder agreement, and the transaction was publicly announced.

Reasons for the Merger and Recommendation of Our Board of Directors

In the course of reaching its decision to approve the merger agreement, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•

the value of the consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders compared to a transaction in which they would receive stock or other non-cash consideration in whole or in part;

•

the likelihood and expected timing of consummating the Versata Enterprises transaction compared to the likelihood and expected timing of consummating a transaction with other bidders, in light of financing and other conditions contained in other bids;

•

the fact that the $2.35 per share in cash to be paid as the consideration in the merger represents a premium of 11.9% over the closing price of our common stock on August 10, 2007 (the last trading day before the public announcement of the merger), and a 56.6% premium over the closing price of our common stock on June 26, 2007 (the last trading day before Johan Magnusson Gedda filed a Schedule 13D/A with the Securities and Exchange Commission to publicly disclose that Gedda Holding had submitted a non-binding offer to acquire Gensym for $2.50 per share, subject to the obtaining of financing, the completion of due diligence, the execution of definitive transaction documents and other customary conditions, and the last trading day before we announced that we had retained a financial advisor and were in the process of reviewing our strategic alternatives);

•

the financial analyses presented by Silverwood Partners as well as the written opinion of Silverwood Partners to the effect that, as of August 12, 2007, and based upon and subject to the considerations described in its opinion, the $2.35 per share in cash consideration to be paid to the holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to our stockholders;

•

the process undertaken to solicit potential strategic purchasers and financial purchasers of our company, including the length and scope of the process and the multiple opportunities that had been provided to all bidders to provide their final and best offers;

•	the results of the sale process, including the amount and terms of the bids received, and the feedback provided by parties that declined interest in acquiring our company;

•	the adverse consequences to our company resulting from the length and uncertainty of the sale process, and the need to conclude the sale process;

•

the board’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders, including the alternative of remaining a stand-alone, independent company, and, in light of the form and amount of consideration offered relative to the other proposals and expressions of interest and the risks and uncertainties associated with being able to enter into and consummate the Versata Enterprises transaction as compared to the risks and uncertainties associated with the other proposals and expressions of interest, represented the best reasonably available value of any of the proposals and expressions of interest submitted by third parties in our solicitation process;

•	the board’s assessment of the challenges and risks facing us if we remained as a stand-alone, independent company, including:

•	the fact that our products use a proprietary platform, whereas the market has moved to open platforms;

•

the fact that, when purchasing strategic and mission-critical solutions of the type we offer, customers increasingly seek to deal with much larger and more financially stable vendors than our company, making it very difficult for us to attract new customers;

•

our prospects for competing with other companies with greater resources, including the resulting need for us to invest substantial sums for continued development and enhancement of our technology and to address the challenges and risks associated with international operations;

•	the difficulty in increasing our revenues, which have declined in each of the past two years and in each of the first two quarters of 2007;

•

our inability to achieve profitability in 2005 and 2006 and, although we were profitable in each of the first two quarters of 2007 in part because of the restructuring plan we began implementing in late August 2006, the challenges associated with sustaining and increasing profitability in the future without significantly greater revenue levels;

•

the challenges we face as an enterprise software vendor at our present scale or at any scale we might reasonably be able to achieve within the next several years, including the limited consolidation opportunities available to us to achieve greater scale;

•

the size and lengthy sales cycle for many of our revenue transactions, coupled with the limited number of revenue transactions per quarter, making stability and predictability of quarterly revenues and profits difficult;

•	our dependence on certain key industrial and government accounts, especially in view of the difficulties we have experienced in replacing lost accounts and in winning new accounts;

•	unpredictable delays in the receipt of government consulting funding, coupled with the need to keep the necessary personnel in place while waiting for contract work to begin;

•	our dependence on customers’ capital expenditure budgets, and the risk that sales of our products may be adversely affected if economic conditions cause customers to reduce their capital expenditures;

•	our reliance on indirect distribution channels and strategic partner relationships, which are not under our control, for sales of our products;

•	our dependence on continued customer acceptance and deployment of our G2 and G2-based products, which generate substantially all of our license revenues;

•	our reliance on fees from maintenance contracts with customers, renewals of which are at the discretion of our customers beginning one year after purchase;

•	our reliance on consulting revenues, which depend on customer requests for consulting services and are difficult to predict;

•

with 49%, 47% and 51% of our total revenues from international operations in 2004, 2005 and 2006, respectively, and many of our European customers requiring us to maintain a European presence, the expense and difficulty of operating an international, but small, software company;

•	our dependence on proprietary technology, and the harm to our business if we are unable to protect our proprietary technology or if third parties successfully assert infringement claims against us;

•	the adverse impacts that the accounting review and restatement of our financial statements has had and continues to have on our company; and

•	our limited cash resources, and the risk that additional debt or equity financing, if needed, may not be available to us on acceptable terms or at all;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including consolidation and pricing trends;

•

the internal estimates of our future financial performance we provided to third parties, including Versata Enterprises, as well as the potential impact on such future financial performance of the many challenges and risks to our business;

•

the current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly-owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $2.35 per share cash price to be paid pursuant to the merger;

•

the fact that recent and historical trading volumes in our common stock, which currently trades only on the Pink Sheets, make it difficult for stockholders to achieve liquidity through open market sales, whereas the consummation of the merger would provide complete liquidity;

•	the terms and conditions of the merger agreement, including:

•

the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, subject to the payment to Versata Enterprises of a termination fee of $682,500, to withdraw its recommendation of the merger in order to recommend a superior proposal to our stockholders or to terminate the merger agreement in order to accept a superior proposal after our stockholders have voted not to approve the merger; and

•

the board’s belief that the $682,500 termination fee payable to Versata Enterprises was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal;

•

the fact that if we did not execute the merger agreement with Versata Enterprises, the $2.35 per share cash offer could have been revoked and we might not have had another opportunity to enter into a merger agreement with Versata Enterprises at that price;

•

the fact that if we did not execute the merger agreement with Versata Enterprises, there was no assurance that any of the other parties that had indicated an interest in a business combination with us would still be willing to negotiate towards a transaction with us, and our belief that the purchase price in a transaction with such other parties could be significantly below $2.35 per share;

•

the likelihood that the merger will be consummated, in light of Versata Enterprises’ financial capability and the absence of any financing or Versata Enterprises stockholder approval condition to Versata Enterprises’ obligations to complete the merger; and

•

the fact that under Delaware law, our stockholders who do not vote in favor of the merger and comply with other specified procedures have the right to demand an appraisal of the fair value for their shares by the Delaware Court of Chancery and to be paid such fair value in cash.

In evaluating the other bids to acquire Gensym before determining that the offer from Versata Enterprises represented the best reasonably available value, our board also considered the following:

•

the fact that Strategic Acquirer #2 had indicated that rather than increasing its offer of $19.5 million ($2.35 per share) it intended to reduce its offer by an unspecified amount, as well as the pattern of unpredictable behavior shown by Strategic Acquirer #2 in negotiations with Gensym (including previous reductions in the amount of its bids); and

•

the likely timing of closing a transaction with each other bidder in light of the status of its due diligence and negotiations with it on a merger agreement, and the likelihood of closing a transaction with each other bidder in light of financing and other conditions contained in each bid, and in particular the following:

•

Strategic Acquirer #3, which had previously bid $20.8 million ($2.50 per share), submitted its bid before beginning due diligence and, after concluding its initial diligence, did not proceed to conclude its diligence or submit an initial markup of the proposed merger agreement, and did not appear able to conclude a merger agreement in the near future; and

•

Gedda Holding, whose highest previous bid was $20.8 million ($2.50 per share), had made its bid subject to a financing condition, was reliant on debt financing with unknown availability, especially in light of debt market conditions, had not arranged for any lender due diligence to be conducted on Gensym, would need significant time and a long exclusivity period to finalize its financing, was no longer active in the process and did not appear able to conclude a merger agreement in the near future.

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•

the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our relationships with customers, partners and vendors, and the fact that we would be obligated to pay a termination fee of $682,500 to Versata Enterprises, and reimburse up to $500,000 of Versata Enterprises’ expenses, under certain circumstances;

•

the restrictions that the merger agreement imposes on our ability to solicit competing bids, the requirement that our stockholders must vote on the merger before we can terminate the merger agreement and accept a superior proposal, and the fact that we would be obligated to pay the $682,500 termination fee to Versata Enterprises in order to consummate, or under certain circumstances merely to pursue, a superior proposal;

•

the fact that we will no longer exist as an independent, publicly traded company and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of our company above the merger consideration of $2.35 per share that might subsequently occur;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•

the interests of our officers and directors in the merger, including the cash bonus of $150,000 payable to Robert B. Ashton, our president, chef executive officer and largest stockholder, upon completion of the merger.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth all of the material factors considered by the board. Our board collectively reached the unanimous conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and its financial advisors, our board determined that the merger agreement was advisable, fair to and in the best interests of our stockholders. Accordingly, our board unanimously approved the merger agreement. Our board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Silverwood Partners LLC

Silverwood Partners LLC has acted as our financial advisor in connection with the merger. Silverwood Partners is an investment banking firm, registered with the Securities and Exchange Commission and FINRA, that specializes in mergers and acquisitions and institutional financing transactions for companies in selected sectors, including enterprise software.

At the August 12, 2007 meeting of our board of directors, Silverwood Partners delivered its oral opinion, confirmed in writing as of the same date, to our board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Silverwood Partners, the $2.35 per share cash consideration to be received by the holders of shares of Gensym common stock pursuant to the merger was fair, from a financial point of view, to our stockholders.

The full text of Silverwood Partners’ written opinion, dated August 12, 2007, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Silverwood Partners in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. You are urged to read the Silverwood Partners opinion in its entirety. The summary of the Silverwood Partners opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Silverwood Partners opinion.

Silverwood Partners provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Silverwood Partners opinion is not a recommendation as to how any holders of Gensym common stock should vote with respect to the merger. In connection with Silverwood Partners’ role as our financial advisor, and in arriving at its opinion, Silverwood Partners has, among other things:

•	reviewed certain publicly available financial information and other information concerning us and certain internal analyses and other information furnished to it by us;

•	reviewed the reported prices and trading activity for Gensym common stock;

•	compared certain financial and stock market information for us with similar information for certain other companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	reviewed the terms of the merger agreement; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Silverwood Partners did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning our company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Silverwood Partners assumed and relied upon the accuracy and completeness of all such information. Silverwood Partners did not conduct a physical inspection of any of our properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of our assets or liabilities. With respect to the financial forecasts and projections made available to Silverwood Partners and used in its analyses, Silverwood Partners assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the matters covered thereby. In rendering its opinion, Silverwood Partners expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Silverwood Partners opinion does not address our underlying business decision to engage in the transaction. The Silverwood Partners opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Silverwood Partners as of, the date of such opinion. Subsequent developments may affect Silverwood Partners’ opinion, but Silverwood Partners has no obligation to update, revise or reaffirm its opinion.

For purposes of rendering its opinion, Silverwood Partners assumed that, in all respects material to its analysis:

•	the representations and warranties of us, Versata Enterprises and GN Acquisition contained in the merger agreement are true and correct;

•	we and Versata Enterprises will each perform all of the covenants and agreements as required under the merger agreement;

•	all conditions to the obligations of both us and Versata Enterprises to consummate the merger will be satisfied without any waiver thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the completion of the transactions contemplated by the merger agreement will be obtained; and

•

in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either we or Versata Enterprises is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on us or materially reduce the contemplated benefits of the merger to us.

Set forth below is a brief summary of certain financial analyses performed by Silverwood Partners in connection with its opinion and reviewed with our board of directors at a board meeting on August 12, 2007. The summary set forth below does not purport to be a complete description of Silverwood Partners’ analyses but does set forth all the material analyses. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Silverwood Partners, the tables must be read together with the text of each summary.

Historical Stock Performance

Silverwood Partners reviewed and analyzed recent and historical market prices and trading volumes for Gensym common stock from August 10, 2005 through August 10, 2007. Silverwood Partners noted that the $2.35 per share price of Gensym common stock in cash to be received by our stockholders exceeded the historical trading range of share prices from August 10, 2006 through August 10, 2007. In addition, Silverwood Partners noted that the Gensym common stock share price last traded at $2.35 on October 3, 2005.

Analysis of Selected Publicly Traded Companies

Silverwood Partners compared certain financial information and commonly used valuation measurements for our company to corresponding information and measurements for a group of six publicly traded companies that operate in similar technology sectors. This group consisted of Borland Software Corporation, i2 Technologies, Inc., ILOG S.A., IONA Technologies PLC, Pegasystems Inc. and Pervasive Software Inc. (the “Selected Companies”). Comparison was also made to 23 other similarly sized publicly-traded software companies with trailing twelve months revenue between $10 and $25 million. Such financial information and valuation measurements included, among other things: fully-diluted equity market valuation; Enterprise Value; ratio of Enterprise Value to revenue; the ratio of Enterprise Value to earnings before interest, taxes, depreciation and amortization (“EBITDA”); the ratio of EBITDA to revenue (the “EBITDA Margin”); the ratio of equity value to net income and the ratio of equity value to book value. To calculate the revenue multiples for our company and the Selected Companies, Silverwood Partners used the last twelve month actual revenue from publicly available information for us and the Selected Companies.

Given the high variance of EBITDA multiples of the Selected Companies and our low EBITDA Margin, Silverwood Partners selected Enterprise Value as a multiple of revenue as an appropriate measure of comparison. Silverwood Partners noted that, based on stock prices as of the close of business on August 10, 2007:

•

the range of revenue multiples for the Selected Companies and the other enterprise application companies as a group, using the last twelve months revenue for the most recent period available, was 1.0x to 1.8x; and the range of implied share prices of Gensym common stock based upon a selected range of revenue multiples, on the same basis, of 1.2x to 1.3x was $2.61 to $2.87; and

•

the range of revenue multiples for the Selected Companies and the similarly sized software companies as a group, using the last twelve months revenue for the most recent period available, was 0.3x to 3.1x; and the range of implied share prices of Gensym common stock based upon a selected range of revenue multiples, on the same basis, of 0.9x to 1.1x was $2.08 to $2.48.

Silverwood Partners noted that the $2.35 per share price of Gensym common stock in cash to be received by our stockholders was within the range of implied share prices of Gensym common stock based upon Silverwood Partners’ judgment as to an appropriate range of revenue multiples.

No company or transaction used in Silverwood Partners’ analysis as a comparison is directly comparable to us or the contemplated transaction. Accordingly, Silverwood Partners believes the analysis of selected publicly traded companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Silverwood Partners’ opinion, concerning differences in financial and operating characteristics of the Selected Companies and the other comparably sized companies and other factors that could affect the public trading value of such companies.

Analysis of Selected Precedent Transactions

Silverwood Partners reviewed the financial terms, to the extent publicly available, of eight proposed, pending or completed merger and acquisition transactions announced in the 24 months ended August 10, 2007 involving comparable software companies (the “Selected Transactions”). Silverwood Partners calculated various financial multiples based on certain available information for each of the Selected Transactions, including publicly available SEC filings and press releases and projections and estimates from equity research analyst reports available at the time of the transaction announcements, and compared them to corresponding financial multiples for the merger. All multiples for the Selected Transactions were based on public information available at the time of announcement of each transaction, without taking into account differing market and other conditions during the periods in which the Selected Transactions occurred. The following transactions were reviewed:

Announcement Date	Target	Acquiror
4/01/2007	Quovadx, Inc.	Battery Ventures
3/05/2007	CorVu Corporation	Rocket Software, Inc.
12/15/2006	KNOVA Software, Inc.	Made2Manage Systems, Inc.
7/14/2006	Control Microsystems, Inc.	Serck Controls Pty Ltd.
6/05/2006	Onyx Software Corporation	Made2Manage Systems, Inc.
4/04/2006	Ocean Systems Engineering Corporation	Apogen Technologies, Inc.
12/07/2005	Versata Enterprises, Inc.	Trilogy Software, Inc.

Silverwood Partners noted that:

•	the range of multiples of Enterprise Value to last 12 month revenues for the target companies in the Selected Transactions was 0.2x to 1.6x; and

•	the Selected Transactions had a mean and median last 12 month revenue multiple of 1.1x.

Silverwood Partners noted that the $2.35 per share price of Gensym common stock in cash to be received by our stockholders was within the range of implied share prices of Gensym common stock of $2.28 to $2.67 based upon its judgment as to an appropriate range of revenue multiples of 1.0x to 1.2x.

Because the reasons for, and circumstances surrounding, each of the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of our company and the companies involved in the Selected Transactions, Silverwood Partners believes that the analysis of selected precedent transactions is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Silverwood Partners’ opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and our company.

Premiums Paid Analysis

Silverwood Partners examined the premiums paid in 46 business combinations involving U.S. public technology company targets that have been announced in the 36 months prior to August 10, 2007 (the “Selected Business Combinations”).

Silverwood Partners calculated that:

•

the range of the percentage of premium paid over the fully-diluted equity market value (“Equity Premium”) based on the closing share price for the target companies in the Selected Public Company Transactions one trading day prior to the announcement of the respective Selected Business Combinations was -5% to 62%;

•

the range of the Equity Premium based on the closing share price for the target companies in the Selected Public Company Transactions one week prior to the announcement of the respective Selected Business Combinations was 3% to 47%;

•

the range of the Equity Premium based on the closing share price for the target companies in the Selected Public Company Transactions four weeks prior to the announcement of the respective Selected Business Combinations was 0% to 70%;

•

the mean and median Equity Premium based on the closing share price for the target companies in the Selected Business Combinations one trading day prior to the announcement of the respective Selected Business Combination was 20% and 19%, respectively;

•

the mean and median Equity Premium based on the closing share price for the target companies in the Selected Business Combinations one week prior to the announcement of the respective Selected Business Combination was 21% and 21%, respectively; and

•

the mean and median Equity Premium based on the closing share price for the target companies in the Selected Business Combinations four weeks prior to the announcement of the respective Selected Business Combination was 23% and 24%, respectively.

Silverwood Partners noted that the $2.35 per share price of Gensym common stock in cash to be received by our stockholders represents a 57%, 47% and 99% premium to the Gensym common stock closing share price one day, one week and four weeks, respectively, prior to the filing of a Schedule 13D/A by Johan Magnusson Gedda on June 27, 2007 and represents a 12%, 12% and 7% premium to the Gensym common stock closing share price one day, one week and four weeks, respectively, prior to the public announcement of the execution of the merger agreement. Silverwood Partners emphasized the premiums prior to the filing of the Schedule 13D/A by Mr. Magnusson Gedda and noted that the premium implied by the merger agreement for each of the three time periods is significantly higher than the mean and median premiums paid for the Selected Business Combinations.

Because the reasons for, and circumstances surrounding, each of the transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of our company and the companies involved in the Selected Business Combinations, Silverwood Partners believes that the premiums paid analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Silverwood Partners’ opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and our company.

Discounted Cash Flow Analysis

Silverwood Partners performed a discounted cash flow analysis for us. Silverwood Partners calculated the discounted cash flow values for Gensym as the sum of the net present values of (1) the estimated future cash flow that Gensym will generate for the fiscal years 2008 through 2011 and the remainder of 2007, plus (2) the value of Gensym at the end of such period. The estimated future cash flows were based on the financial projections for Gensym for fiscal years 2007 through 2011 prepared by our management. The terminal values of Gensym were calculated based on a range of Enterprise Value to Revenue multiples of 1.1x to 1.4x and Enterprise Value to EBITDA multiples of 7x to 10x. Silverwood Partners used discount rates ranging from 20% to 26%. Silverwood Partners selected the range used by applying its judgment as to an appropriate range to our current unlevered cost of equity of approximately 24.9%. Silverwood Partners observed that the share price for Gensym common stock implied by the discounted cash flow analysis ranged from a low of $1.35 to a high of $1.55 per share when using Revenue exit multiples and ranged from a low of $1.05 to a high of $1.20 per share when using EBITDA exit multiples. Silverwood Partners compared those ranges of values with the merger consideration of $2.35 per share and noted that the merger consideration was substantially higher than the values calculated for Gensym in this analysis.

Miscellaneous

The foregoing summary describes the analyses and factors that Silverwood Partners deemed material in its presentation to our board of directors, but is not a comprehensive description of all analyses performed and factors considered by Silverwood Partners in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Silverwood Partners believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion.

In conducting its analysis and arriving at its opinion, Silverwood Partners utilized a variety of generally accepted valuation methods. The analysis was prepared solely for the purpose of enabling Silverwood Partners to provide its opinion to our board of directors as to the fairness to us of the $2.35 per share cash consideration to be received by the holders of shares of Gensym common stock in the merger and does not purport to be an appraisal or necessarily reflect the price at which a business or security actually may be sold, which are inherently subject to uncertainty. In connection with its analysis, Silverwood Partners made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. An analysis based on estimates or forecasts of future results is not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analysis. Because such an analysis is inherently subject to uncertainty, being based upon numerous factors or events beyond the control of us, Versata Enterprises or their respective advisors, neither we nor Silverwood Partners nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between us and Versata Enterprises and were approved by our board of directors. Although Silverwood Partners provided advice to us during the course of these negotiations, the decision to enter into the merger was solely that of our board of directors. As described above, the opinion and presentation of Silverwood Partners to our board of directors was only one of a number of factors taken into consideration by our board of directors in making its determination to approve the merger. Silverwood Partners’ opinion was provided to our board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Gensym common stock as to how to vote or act with respect to the transaction or any other matter.

We retained Silverwood Partners for investment banking services pursuant to an engagement letter dated November 4, 2005, the term of which was subsequently extended by written agreement on November 4, 2006. As compensation for Silverwood Partners’ services under the engagement letter, we agreed to pay Silverwood Partners fees equal to approximately $455,000, of which $65,000 has been paid as of the date hereof and $75,000 is payable for the fairness opinion that was rendered on August 12, 2007. The $315,000 balance of Silverwood Partners’ fee is contingent upon consummation of the merger. Regardless of whether the merger is consummated, we have agreed to reimburse Silverwood Partners for reasonable fees and disbursements of Silverwood Partners’ counsel and all of Silverwood Partners’ reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Silverwood Partners under the engagement letter. We have also agreed to indemnify Silverwood Partners and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or waived, GN Acquisition will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Versata Enterprises.

Upon completion of the merger, each share of Gensym common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Versata Enterprises, GN Acquisition or us or held by stockholders who are entitled to and who properly exercise appraisal rights in connection with the proper procedures under the General Corporation Law of the State of Delaware) will be converted into the right to receive $2.35 in cash, without interest. The merger agreement provides that at the effective time of the merger, each option to purchase shares of Gensym common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of Gensym common stock subject to such option multiplied by the amount, if any, by which $2.35 exceeds the exercise price of the option.

At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Gensym common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on the Pink Sheets under the symbol “GNSM.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for Gensym common stock. After the merger, Gensym common stock will cease to be quoted on the Pink Sheets, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of Gensym common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the SEC on account of Gensym common stock. At the effective time of the merger, the directors of GN Acquisition will become the directors of the surviving corporation.

Effects on Gensym if the Merger is Not Completed

In the event that the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and Gensym common stock will continue to be listed on the Pink Sheets. In addition, if the merger is not completed, we expect that our business will continue to face the challenges and risks we currently face as a stand-alone, independent company, as described in “Proposal 1—The Merger Agreement—Reasons for the Merger and Recommendation of Our Board of Directors” on pages 20 through 24 of this proxy statement and that our stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the technology market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Gensym common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances described in greater detail in “Proposal 1—The Merger Agreement—Termination Fees” on page 48 of this proxy statement, we will be obligated to pay a termination fee of $682,500 to Versata Enterprises.

Delisting and Deregistration of Gensym Common Stock

If the merger is completed, Gensym common stock will be delisted from the Pink Sheets and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Interests of Gensym Officers and Directors in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of Gensym common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

On August 13, 2007, each member of our board of directors entered into a stockholder agreement with Versata Enterprises. Pursuant to the stockholder agreement, each of our directors agreed to vote his shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose and to vote his shares of our common stock against any other transaction or other action submitted to stockholders that would reasonably be expected to impede or delay the merger. Our directors also agreed not to transfer any of their shares of our common stock in contravention of their obligation to vote for adoption of the merger agreement. As of August 30, 2007, our directors held collectively approximately 17.6% of our issued and outstanding common stock and had the right to vote 1,393,524 shares of our issued and outstanding common stock.

Stock Holdings and Stock Options

The merger agreement provides that at the effective time of the merger, each option to purchase shares of Gensym common stock whether or not then exercisable or vested, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of Gensym common stock subject to such option multiplied by the amount, if any, by which $2.35 exceeds the exercise price of the option.

The table below sets forth, as of August 30, 2007, for each of our executive officers and directors:

•	the number of shares of Gensym common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options held by such person (or a member of such person’s immediate family), whether or not vested;

•	the amount of cash that will be paid in respect of termination of such options upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholdings. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $2.35 exceeds the exercise price of the option. The merger agreement requires our board to take all actions necessary to cause all outstanding stock options to be terminated as of the effective time of the merger in exchange for such payment.

	Common Stock Owned as of August 30, 2007		Options Held as of August 30, 2007		Total Consideration
Name	Shares	Consideration	Shares	Consideration
Non-Employee Directors:
John A. Shane	49,756	$116,927	94,500	$66,075	$183,002
David A. Smith	13,171	$30,952	3,500	$12,075	$43,027
Thomas E. Swithenbank	20,286	$47,672	99,500	$79,525	$127,197
Executive Officer and Director:
Robert B. Ashton	1,310,311	$3,079,231	12,500	$5,575	$3,084,806
Other Executive Officers:
Stephen D. Allison	2,538	$5,964	50,000	$65,000	$70,964
Phillipe C. Printz	13,986	$32,867	49,300	$78,783	$111,650
All directors and executive officers as a group (6 persons)	1,410,048	$3,313,613	305,800	$307,033	$3,620,645

Pursuant to our director compensation policy, each of our non-employee directors is entitled to receive a non-statutory option to purchase 2,500 shares of our common stock on the first calendar day of each quarter at an exercise price equal to the fair market value of our common stock on the date of the grant. These quarterly option grants are not granted to any director if and to the extent the grant would cause the director’s total number of options to exceed 100,000 or to any director who owns more than 5% of our common stock. Accordingly, we anticipate that on October 1, 2007 Messrs. Shane and Smith will each receive an option to purchase 2,500 shares of our common stock and Mr. Swithenbank will receive an option to purchase 500 shares of our common stock, in each case at an exercise price equal to the fair market value of our common stock on that date.

Agreements with Executive Officers

On August 3, 2007, our compensation and corporate governance committee recommended, and our board of directors approved, a bonus of $150,000 in cash for Robert B. Ashton, our chief executive officer and president. The bonus will be payable to Mr. Ashton upon the closing of the merger if Mr. Ashton remains employed as our chief executive officer through the date of such closing.

On June 5, 2007, our compensation and corporate governance committee of our board of directors approved a payment to Phillipe C. Printz of $12,500, in lieu of his bonus based on 2007 revenue objectives, in the event of a change of control of our company during 2007, regardless of whether Mr. Printz’s revenue bonus objectives are or would be achieved. The closing of the merger would constitute a change of control of our company under this arrangement.

On June 7, 2007, we entered into a severance benefits agreement with Stephen D. Allison, our chief financial officer. Pursuant to the severance benefits agreement, in the event that Mr. Allison is discharged from employment without cause (as defined in the severance benefits agreement), he will be entitled to receive his base salary in effect on the date his employment is terminated and medical insurance benefits for a severance period of six months, whether or not he is terminated in connection with the merger. Under the terms of the severance benefits agreement, Mr. Allison is not entitled to severance benefits if his employment is terminated for cause, as a result of his death or disability or due to his own resignation.

Indemnification of Officers and Directors

The merger agreement provides that for six years from the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain, and, Versata Enterprises will cause the certificate of incorporation and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our certificate of incorporation and by-laws.

In addition, Versata Enterprises has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, an insurance and indemnification policy covering our directors and officers who are insured under our current policies with respect to events occurring at or prior to the effective time of the merger that is at least as favorable as our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, Versata Enterprises and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premium currently paid by us.

Benefit Arrangements with Versata Enterprises

Versata Enterprises has agreed to provide continuing employees compensation and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits to which similarly situated employees of Versata Enterprises are entitled. Continuing employees are those of our employees who continue as employees of Versata Enterprises or the surviving corporation following the effective time of the merger. Versata Enterprises has also agreed to either (1) permit continuing employees to continue to participate in the Gensym benefit plans or (2) give continuing employees full credit for prior service with us for purposes of eligibility and vesting under Versata Enterprises’ employee benefits plans and the determination of benefit levels under Versata Enterprises’ employee benefit plans or policies relating to vacation or severance. In addition, Versata Enterprises has agreed to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any of its comparable medical or dental plans and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Gensym common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of Gensym common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion assumes that holders of Gensym common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of Gensym common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

If a partnership holds Gensym common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding Gensym common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Gensym common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate which is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Gensym common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Code, a U.S. holder of Gensym common stock may be subject, under certain circumstances, to information reporting on the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our stockholders and, if applicable, each other payee, should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger or provide a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its dividend equivalent amount at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of Gensym common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

PROPOSAL 1—THE MERGER AGREEMENT

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, GN Acquisition, Inc., a wholly owned subsidiary of Versata Enterprises, Inc. created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. The separate corporate existence of GN Acquisition will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of Versata Enterprises.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or such later time as set forth in the certificate of merger and established by Versata Enterprises and us. The closing of the merger will occur on a date specified by us and Versata Enterprises, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as Versata Enterprises and we may agree.

Although we expect to complete the merger by the end of the fourth calendar quarter of 2007, we cannot specify when, or assure you that, we, Versata Enterprises and GN Acquisition will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, the certificate of incorporation of GN Acquisition will be amended so that the authorized capital stock consists solely of 1,000 shares of common stock and as so amended such certificate of incorporation shall become the certificate of incorporation of the surviving corporation. Our bylaws will be amended and restated in their entirety so that immediately following the closing of the merger they are identical to the bylaws of GN Acquisition.

Board of Directors and Officers of the Surviving Corporation

The directors and officers of GN Acquisition immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation.

Consideration to Be Received in the Merger

As of the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $2.35 in cash, without interest, other than shares of common stock:

•	owned by us as treasury stock or by any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•

owned by Versata Enterprises or GN Acquisition or any other wholly owned subsidiary of Versata Enterprises immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•

held by a stockholder who is entitled to demand and has made a demand for payment of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware and has not voted in favor of adoption of the merger agreement, until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

Versata Enterprises and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law.

Payment Procedures

At or prior to the effective time of the merger, Versata Enterprises will deposit with Computershare Trust Company or another mutually acceptable bank or trust company, which we refer to as the exchange agent, for the benefit of our stockholders, cash in an amount sufficient to pay the merger consideration payable to holders of our common stock. Promptly, and in any event within five business days after the effective time of the merger, Versata Enterprises shall cause the exchange agent to mail to each holder of record of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration payable with respect to such certificates. Upon surrender of a certificate to the exchange agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be paid promptly the merger consideration such holder has the right to receive pursuant to the merger agreement and the certificate will immediately be cancelled. Versata Enterprises is entitled to require that the exchange agent deliver to it any funds that have not been distributed for 180 days after the effective time of the merger. After that date, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to Versata Enterprises for payment of their claim for merger consideration.

You should not send your Gensym stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Gensym stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a completed and executed letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration payable in respect of the shares formerly represented by those certificates after you make an affidavit of that fact.

Stock Options

Pursuant to the merger agreement, each outstanding stock option of Gensym, whether or not exercisable, will be accelerated and become exercisable in full immediately prior to the effective time of the merger. At the effective time of the merger, all outstanding options, whether or not then exercisable or vested, including those held by our directors and executive officers, will be cancelled and terminated and the holder of each such option will receive from Versata Enterprises, as soon as practicable following the closing of the merger, an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the excess, if any, of $2.35 over the exercise price per share of common stock subject to such option, multiplied by

•	the number of shares of our common stock subject to such option as of the effective time of the merger.

In the event that the exercise price for an option is equal to or greater than $2.35, such option shall be terminated and have no further force or effect.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Versata Enterprises and GN Acquisition regarding, among other things:

•	corporate matters, including our due organization, standing, power to conduct our business and qualification to do business;

•	our capitalization;

•	our subsidiaries;

•	the authorization, execution, delivery and performance and the enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•

the filing of all registration statements, forms, reports and other documents required to be filed by us with the SEC, the accuracy of the information contained in those filings and the compliance of those filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•	the accuracy of information contained in this proxy statement;

•

maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting, and compliance with related certification and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act;

•

the absence of liabilities, except for liabilities on our June 30, 2007 balance sheet or liabilities incurred after June 30, 2007 in the ordinary course of business consistent with past practice, in excess of specified amounts;

•	the absence of certain changes and events since June 30, 2007, including the absence of changes that have had a material adverse effect;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our owned and leased real property;

•	our intellectual property;

•	our material contracts, including the validity and enforceability of our material contracts;

•	investigations and litigation or other proceedings;

•	environmental matters;

•	our employee benefits plans;

•	compliance with laws;

•

the absence of investigations or enforcement actions by the SEC, Department of Justice or other governmental entity regarding our historic stock option granting practices, the restatement of our financial statements or accounting treatment for certain software licenses and service agreements;

•	labor matters;

•	insurance;

•	receipt of an opinion from Silverwood Partners LLC as to the fairness of the merger consideration to our stockholders;

•	the inapplicability of state anti-takeover statutes and regulations;

•	the absence of undisclosed brokers’ fees; and

•	our customers.

Some of our representations and warranties are qualified by a material adverse effect standard. A “company material adverse effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition, results of operations, total assets or total liabilities of Gensym and our subsidiaries, taken as a whole, provided that none of the following will constitute, or will be considered in determining whether there has occurred, a company material adverse effect:

•	changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism, which changes do not disproportionately affect us to any material extent;

•	changes that are the result of factors generally affecting the industries or markets in which we conduct our business, which changes do not disproportionately affect us to any material extent;

•

any adverse change, effect or circumstance resulting from any cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the agreement of Versata Enterprises to acquire us, including Versata Enterprises’ identity;

•	changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof;

•	any action taken pursuant to or in accordance with the merger agreement or at the request of Versata Enterprises;

•	any failure by us to meet any external analyst estimates of revenues or earnings for any period ending on or after August 13, 2007 and prior to the closing of the merger, in and of itself; and

•	a decline in the price of our common stock, in and of itself.

In addition, a “company material adverse effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, our ability to consummate the transactions contemplated by the merger agreement.

The assertions embodied in our representations and warranties are qualified by information in a confidential disclosure schedule that Gensym provided to Versata Enterprises in connection with the signing of the merger agreement. While Gensym does not believe that the confidential disclosure schedule contains material information that Gensym is required to disclose publicly other than information that has already been so disclosed by Gensym, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

In addition, Versata Enterprises and GN Acquisition made representations and warranties to us regarding, among other things:

•	corporate matters, including their due organization, standing, power to conduct their business and qualification to do business;

•	the authorization, execution, delivery and performance and the enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	the information provided by Versata Enterprises for inclusion in this proxy statement;

•	the operations of GN Acquisition; and

•	Versata Enterprises’ ability to finance the merger.

Some of Versata Enterprises’ or GN Acquisition’s representations and warranties are qualified by a material adverse effect standard. A “buyer material adverse effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, the ability of Versata Enterprises or GN Acquisition to consummate the transactions contemplated by the merger agreement.

The representations and warranties of the parties to the merger agreement will not survive the consummation of the merger.

Covenants Relating to the Conduct of Our Business

From August 13, 2007 through the effective time of the merger or the earlier termination of the merger agreement, we have agreed that, except for specified exceptions, as expressly provided or permitted in the merger agreement or as consented to in writing by Versata Enterprises (which consent may not be unreasonably withheld, conditioned or delayed), we will, and will cause our subsidiaries to, act and carry on our business in the ordinary course of business consistent with past practice and use commercially reasonable efforts to maintain and preserve our and each of our subsidiaries’ business, including its organization, assets and properties, and preserve our business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with us.

We have also agreed during the same period, subject to certain exceptions or as expressly provided or permitted in the merger agreement, we will not, and will not permit any of our subsidiaries to, among other things, do any of the following without the prior written consent of Versata Enterprises:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, our capital stock, except for dividends or distributions by a wholly owned subsidiary to its parent;

•

split, combine or reclassify any of our capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities;

•

purchase, redeem or otherwise acquire any shares of our capital stock or other securities, or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of our common stock from our option holders in payment of the exercise price payable by such holder upon exercise of options or from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with a termination of services;

•

except as contemplated by the merger agreement, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of our capital stock or other securities, other than the issuance of shares of our common stock pursuant to the exercise of options outstanding on August 13, 2007;

•	amend our or our subsidiaries’ certificate of incorporation or bylaws or other organizational documents;

•	acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, any business, entity or any business organization or division;

•	acquire any assets that are material, in the aggregate, to us and our subsidiaries, taken as a whole;

•

sell, lease, license, pledge, transfer, mortgage or otherwise dispose of or encumber any intellectual property or any other material properties or material assets of us or any of our subsidiaries, other than in the ordinary course of business;

•	adopt or implement any stockholder rights plan;

•	incur or guarantee indebtedness for borrowed money other than in connection with the financing of trade receivables in the ordinary course of business or pursuant to existing credit facilities;

•

issue, sell, amend or guarantee any debt securities, warrants or other rights to acquire debt securities of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•

make any loans, advances (other than routine advances to employees in the ordinary course of business) or capital contributions to, or investment in, any other person, other than our company or our wholly owned subsidiaries;

•

other than in the ordinary course of business, enter into any hedging agreement or other financial agreement or arrangement designed to protect us or our subsidiaries against fluctuations in commodities prices or exchange rates;

•

make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for us and our subsidiaries taken as a whole except as set forth in our budget for capital expenditures;

•	make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in U.S. generally accepted accounting principles;

•	other than in the ordinary course of business, enter into any contract or agreement relating to the distribution, sale or marketing by third parties of our products;

•	other than as required to comply with applicable law or agreements, plans or arrangements existing on August 13, 2007:

•

adopt, enter into, terminate or amend in any material respect any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement;

•	increase the compensation or fringe benefits of, or pay any bonus to, our directors, officers or employees, except for annual increases in the ordinary course of business;

•	accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by the merger agreement;

•	grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock; or

•

take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any material employee benefit plan;

•

revalue any of our assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets, other than in the ordinary course of business or as required by U.S. generally accepted accounting principles;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction, in accordance with their respective terms or in the ordinary course of business, of liabilities recognized or disclosed in our most recent consolidated financial statements that we filed with the SEC or incurred since the date of those financial statements;

•	amend, terminate, waive or release any confidentiality or similar agreement to which we or any of our subsidiaries is a party or of which we are a beneficiary;

•	enter into, modify, amend or terminate or waive any material rights or claims under any material contract or agreement;

•	make or change any material tax election, settle or compromise any material tax liability or consent to any extension or wavier of the limitation period applicable to any tax claim or assessment;

•

except as authorized by the merger agreement, engage in any action or enter into any transaction that could reasonably be expected to materially delay the consummation of the transactions contemplated by the merger agreement or increase the possibility that any governmental entity will seek to object to or challenge or take any action to interfere with or delay the consummation of the transactions contemplated by the merger agreement;

•	commence or settle any lawsuit, threat of lawsuit or proceeding or other investigation against us or any of our subsidiaries;

•	enter into any agreement to purchase or sell any real property, enter into any lease or sublease for real property or amend, modify, violate or terminate any of the terms of our real property leases;

•	enter into any new line of business;

•	adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

•	authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

The merger agreement provides that, until termination of the merger agreement, neither we nor any of our subsidiaries nor any of our directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives will, directly or indirectly:

•	solicit, initiate, induce or knowingly encourage the making, submission or announcement of any acquisition proposal;

•

enter into or participate in any discussions or negotiations regarding, or furnish to any person any information about us or our subsidiaries, or take any other action or cooperate in any way with the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal; or

•	approve, endorse or recommend any acquisition proposal, or enter into any letter of intent or similar contract or agreement relating to any acquisition proposal or transaction.

However, prior to the adoption of the merger agreement by our stockholders and in response to a written acquisition proposal that did not result from a breach of the merger agreement, we may provide information to and engage in discussions or negotiations with the person making such acquisition proposal and grant a waiver or release under any standstill or similar agreement with respect to any of our common stock. We may take these actions only:

•

if our board determines in good faith, after consultation with outside counsel and our financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and

•	if such person has entered into a confidentiality agreement not materially less restrictive of such other person than our confidentiality agreement with Versata Enterprises.

If we furnish nonpublic information to any person making an acquisition proposal, we have agreed contemporaneously to notify Versata Enterprises of our intention to furnish such nonpublic information and to provide Versata Enterprises with the same nonpublic information. We have also agreed to notify Versata Enterprises concurrently if we enter into negotiations with any person making an acquisition proposal.

We have further agreed that our board will not:

•	withhold, withdraw or modify, in a manner adverse to Versata Enterprises its recommendation with respect to the merger or the approval of the merger agreement by our stockholders;

•

cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement or arrangement providing for the consummation of a transaction contemplated by any acquisition proposal, which we refer to in this proxy statement as an alternative acquisition agreement; or

•	adopt, approve or recommend any acquisition proposal.

However, prior to the adoption of the merger agreement by our stockholders, our board may withhold, withdraw or modify its recommendation that our stockholders vote in favor of the adoption of the merger agreement, and may approve or recommend a superior proposal if our board determines in good faith, after consultation with outside counsel, that failure to so act would be inconsistent with its fiduciary obligations under applicable law, but only if:

•	such proposal is a written proposal that was not made in circumstances involving a breach of the merger agreement and that the board determines in good faith constitutes a superior proposal;

•

we have provided at least five days’ prior written notice to Versata Enterprises (1) that we have received a superior proposal, (2) the material terms and conditions of the superior proposal and the identity of the person or group making the superior proposal, and (3) that our board intends to withhold, withdraw or modify in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of the adoption of the merger agreement, and we have provided Versata Enterprises with a copy of all written materials delivered by us to the person or group making the superior proposal;

•	we complied with the no solicitation provisions of the merger agreement, including the notification provisions; and

•

during the five day notice period described above, our board shall have provided Versata Enterprises the opportunity to make, and shall have given due consideration to, adjustments to the terms and conditions of the merger agreement.

We have agreed to promptly, and in any event within 24 hours of receipt, notify Versata Enterprises orally with prompt written confirmation to follow of our receipt of any acquisition proposal or any request for nonpublic information or inquiry that we reasonably believe could lead to an acquisition proposal, the material terms and conditions of such acquisition proposal, request or inquiry, the identity of the person making such proposal, request or inquiry and a copy of all written materials provided by the person making such proposal, request or inquiry. We are also required to keep Versata Enterprises informed, on a prompt (and in any event within 24 hours) basis, in all material respects of the status and details of any such acquisition proposal, request or inquiry and promptly provide Versata Enterprises with all written materials subsequently provided in connection with such acquisition proposal, request or inquiry. We are required to provide Versata Enterprises with 24 hours prior written notice of any meeting of our board at which the board or a committee of the board is reasonably expected to consider any acquisition proposal. We have agreed not to, nor will we authorize or permit our representatives to, enter into any letter of intent or agreement relating to an acquisition proposal unless we have provided Versata Enterprises at least two business days’ prior notice and Versata Enterprises has failed to amend the merger agreement so that it is at least as favorable to our stockholders, in the good faith judgment of our board after consultation with our financial advisor and outside counsel, as such other acquisition proposal.

We have further agreed to immediately cease, and to direct our representatives to immediately cease, all discussions and negotiations that commenced prior to August 13, 2007 regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our stockholders with respect to a tender offer contemplated by Rule 14a-9 or Rule 14e-2 under the Exchange Act or from making any disclosure to our stockholders, if our board determines in good faith, after consultation with outside counsel, that failure to so disclose would be inconsistent with our obligations under applicable law.

An acquisition proposal means, in each case other than the transactions contemplated by the merger agreement, any offer or proposal involving:

•	the acquisition or purchase from us of 15% or more of our equity securities;

•	any tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of our equity securities;

•

any merger, consolidation, business combination or similar transaction in which our stockholders immediately preceding the transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease, exchange, license, acquisition or disposition of more than 15% of our assets; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of our company.

A superior proposal means any unsolicited, bona fide written proposal made by a third party to acquire over 80% of our equity securities or consolidated total assets of us and our subsidiaries pursuant to a tender or exchange offer, a merger, a consolidation or a sale of our assets, and that our board determines in its good faith judgment to be:

•

on terms more favorable to our stockholders than the transactions contemplated by the merger agreement, after consultation with our financial advisor and outside counsel, taking into account all the terms and conditions of the proposal and the merger agreement, including any proposal by Versata Enterprises to amend the terms of the merger agreement; and

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Stockholders Meeting

The merger agreement requires us to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of our stockholders to adopt the merger agreement. Subject to the provisions described above under “—No Solicitation,” our board is required to recommend adoption of the merger agreement by our stockholders and include such recommendation in this proxy statement and may not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Versata Enterprises, its recommendation that our stockholders vote in favor of the adoption of the merger agreement. The merger agreement further requires us to submit the merger agreement to our stockholders for adoption even if our board withholds, withdraws or modifies in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of the adoption of the merger agreement pursuant to the provisions described above under “—No Solicitation,” unless the merger agreement is terminated. Subject to the provisions described above under “—No Solicitation,” we are required to take all reasonable and lawful action to solicit from our stockholders proxies in favor of approval of the merger agreement and take all other action reasonably necessary or advisable to secure the vote or consent of our stockholders required by the General Corporation Law of the State of Delaware.

We have also agreed that, after consultation with Versata Enterprises, we may adjourn or postpone the special meeting of our stockholders if as of the time of the meeting there are insufficient shares of our common stock represented to constitute a quorum necessary to conduct the business of the meeting.

Indemnification and Insurance

The merger agreement provides that for six years from the effective time of the merger, the certificate of incorporation and by-laws of the surviving corporation will contain, and, Versata Enterprises will cause the certificate of incorporation and by-laws of the surviving corporation to contain, provisions no less favorable with respect to indemnification, expense advancement or exculpation of present and former directors and officers of us and our subsidiaries than are presently in our certificate of incorporation and by-laws.

In addition, Versata Enterprises has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, an insurance and indemnification policy covering our directors and officers who are insured under our current policies with respect to events occurring at or prior to the effective time of the merger that is at least as favorable as our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, Versata Enterprises and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premium currently paid by us.

Benefit Arrangements

Versata Enterprises has agreed to provide continuing employees compensation and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits to which similarly situated employees of Versata Enterprises are entitled. Continuing employees are those of our employees who continue as employees of Versata Enterprises or the surviving corporation following the effective time of the merger. Versata Enterprises has also agreed to either (1) permit continuing employees to continue to participate in the Gensym benefit plans or (2) give continuing employees full credit for prior service with us for purposes of eligibility and vesting under Versata Enterprises’ employee benefits plans and the determination of benefit levels under Versata Enterprises’ employee benefit plans or policies relating to vacation or severance. In addition, Versata Enterprises has agreed to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any of its comparable medical or dental plans and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable. Among other things, each party has committed to use such efforts to obtain all necessary consents, approvals and authorizations from governmental authorities and third parties and to make all necessary filings and related submissions required under the Exchange Act and any other applicable law. We have also agreed to give, or cause our subsidiaries to give, any required notices to third parties and to use, or cause our subsidiaries to use, commercially reasonable efforts to obtain required third-party consents. However, we will not be required to make any payments in connection with obtaining such third-party consents.

Conditions to the Merger

Each party’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our stockholders must have adopted the merger agreement;

•

no governmental entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent), statute, rule or regulation that is in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement;

•

other than the filing of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or court in connection with the merger and the consummation of the other transactions contemplated by the merger agreement, the failure of which to file, obtain or occur is reasonably likely to have a material adverse effect on us or on Versata Enterprises, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a material adverse effect on us or on Versata Enterprises; and

•	no order suspending the use of this proxy statement shall be issued and no proceeding for that purpose shall have be initiated or threatened in writing by the SEC.

In addition, the obligations of Versata Enterprises and GN Acquisition to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties in the merger agreement, other than specified representations and warranties, which we refer to as the identified company representations, must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they must be true and correct as of such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on us. The identified company representations must be true and correct without giving effect to any materiality qualifications in all respects material to us and our subsidiaries, taken as a whole. Versata Enterprises must have received a certificate signed on our behalf by our chief executive officer or chief financial officer to the effect of the preceding two sentences;

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	the absence of any instituted or pending action or proceeding in which a governmental entity or court is:

•	challenging or seeking to restrain or prohibit the consummation of the merger or the other transactions contemplated by the merger agreement, or

•

seeking to prohibit or limit in any material respect the ability of Versata Enterprises to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation;

•	there must not have occurred any material adverse effect on us since August 13, 2007;

•	we must have obtained and provided to Versata Enterprises all required consents that we and Versata Enterprises have identified to be of critical importance to our business;

•	we must have received written letters of resignation from members of our board and specified officers, effective as of the effective time of the merger; and

•

we must have provided to Versata Enterprises a notification letter under the Foreign Investment in Real Property Tax Act of 1980 that states that shares of capital stock of our company do not constitute United States real property interests under the Internal Revenue Code.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of Versata Enterprises and GN Acquisition in the merger agreement must be true and correct as of the closing date as though made on the closing date, except where made as of a specific date, in which case they shall be true and correct on such date, except for changes expressly contemplated by the merger agreement, and except where failure to be true and correct without giving effect to any materiality qualifications, individually or in the aggregate, has not had a material adverse effect on Versata Enterprises and GN Acquisition; and we must receive a certificate signed on behalf of Versata Enterprises by the chief executive officer or chief financial officer of Versata Enterprises to such effect;

•	Versata Enterprises and GN Acquisition must have performed, in all material respects, all obligations required to be performed by them under the merger agreement; and

•	if a solvency opinion is delivered to Versata Enterprises in connection with the merger, we must receive a copy of such opinion.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, Versata Enterprises and GN Acquisition;

•	by either us or Versata Enterprises, if:

•

the merger has not been consummated by February 13, 2008, provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before February 13, 2008;

•

any governmental entity or court of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

•

the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote is taken, provided that we may not terminate the merger agreement if the failure to obtain the required vote of our stockholders to adopt the merger agreement is attributable to the failure on the part of us to perform any material obligation set forth in the merger agreement;

•	by Versata Enterprises, if:

•

our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•

our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Versata Enterprises or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting an acquisition proposal;

•	our board fails to reject an acquisition proposal by any party other than Versata Enterprises within 15 business days following receipt of the written acquisition proposal;

•

a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Versata Enterprises or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we willfully breach our obligations described above under “—No Solicitation;”

•

our board fails to reaffirm publicly and unconditionally its approval or recommendation of the merger agreement promptly (and in any event within five business days) after receipt of a written request to do so by Versata Enterprises; or

•

we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Versata Enterprises’ obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from Versata Enterprises;

•

by us, if Versata Enterprises or GN Acquisition has breached or failed to perform any representation, warranty, covenant or agreement, which breach or failure to perform would result in the failure of a condition to our obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from us.

Termination Fees

The merger agreement obligates us to pay to Versata Enterprises up to $500,000 as reimbursement for expenses of Versata Enterprises actually incurred relating to the transactions contemplated by the merger agreement prior to termination, if:

•

the merger agreement is terminated by us or Versata Enterprises because the merger has not been consummated by February 13, 2008 as a result of our failure to fulfill either of the conditions set forth in the merger agreement with respect to the truth and correctness of our representations and warranties or our performance of our obligations and such failure is the result of a willful act or failure to perform on our part; or

•

the merger agreement is terminated by Versata Enterprises because we have breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement, which breach or failure to perform would result in the failure of a condition to Versata Enterprises’ obligation to effect the merger being satisfied and such breach or failure to perform shall not have been cured within 20 days following receipt by us of written notice of such breach or failure to perform from Versata Enterprises, and such breach or failure to perform on our part is willful.

The merger agreement obligates us to pay a termination fee to Versata Enterprises of $682,500 if the merger agreement is terminated by Versata Enterprises because:

•

our board fails to include in this proxy statement its recommendation that our stockholders vote in favor of adoption of the merger agreement, or withdraws or modifies in a manner adverse to Versata Enterprises its recommendation that our stockholders vote in favor of adoption of the merger agreement;

•

our board approves, endorses or recommends to our stockholders an acquisition proposal by any party other than Versata Enterprises or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting an acquisition proposal;

•	our board fails to reject an acquisition proposal by any party other than Versata Enterprises within 15 business days following receipt of the written acquisition proposal;

•

a tender offer or exchange offer for our outstanding shares shall have been commenced (other than by Versata Enterprises or an affiliate) and our board recommends that our stockholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, our board fails to recommend against acceptance of such offer;

•	we willfully breach our obligations described above under “—No Solicitation;” or

•

our board fails to reaffirm publicly and unconditionally its approval or recommendation of the merger agreement promptly (and in any event within five business days) after receipt of a written request to do so by Versata Enterprises.

The merger agreement also obligates us to pay a termination fee to Versata Enterprises of $682,500 if there is public disclosure of an alternative transaction before the merger agreement is terminated, the merger agreement is terminated because the merger has not been consummated by February 13, 2008 or the required vote of our stockholders to adopt the merger agreement is not obtained at the meeting of our stockholders where such vote was taken and we enter into an alternative acquisition agreement within 12 months after termination of the merger agreement.

Amendment and Waiver

The parties may amend the merger agreement at any time before or after approval of the matters presented in connection with the merger agreement by the stockholders of any party. However, after stockholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by such stockholders if, by law, such amendment would require further stockholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may, to the extent permitted by law, extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or the conditions contained in the merger agreement.

Stockholder Agreement

On August 13, 2007, each member of our board of directors entered into a stockholder agreement with Versata Enterprises. As of August 30, 2007, our directors held collectively approximately 17.6% of our issued and outstanding common stock and had the right to vote 1,393,524 shares of our issued and outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” on page 55.

Agreement to Vote Shares

Among other things, the stockholder agreement provides that each director must vote (or cause to be voted) their shares of common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose and must vote (or cause to be voted) their shares of our common stock against any other transaction or other action submitted to stockholders that would reasonably be expected to impede or delay the merger. The obligations of each director to vote his shares as specified above apply whether or not the merger is recommended by our board of directors. Each director also granted Versata Enterprises an irrevocable proxy during the term of the stockholder agreement.

Other Covenants

In addition, each director agreed:

•	not to transfer or otherwise dispose of any of their shares or enter into any contract or arrangement to transfer or dispose of any of their shares; and

•	not to enter into any other voting agreements with respect to their shares that is inconsistent with the stockholder agreement.

Our directors also waived, to the fullest extent permitted by law, any rights they may have of appraisal for their shares or to dissent from the merger.

Termination

The stockholder agreement and the proxy granted pursuant to the stockholder agreement will terminate upon the earlier to occur of the effective time of the merger or the termination of the merger agreement pursuant to its terms.

APPRAISAL RIGHTS

Delaware law entitles the holders of shares of Gensym common stock, who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware, to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive the “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the court.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex D to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of Gensym common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of Gensym common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the date of the merger;

•	deliver to us a written demand for appraisal of your shares of Gensym common stock before the vote of stockholders with respect to the merger is taken; and

•	not vote in favor of the merger.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of Gensym common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, hers or its name appears on his, hers or its stock certificates, and must state that such person intends thereby to demand appraisal of his, hers or its shares of Gensym common stock in connection with the merger. If the shares of Gensym common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Gensym common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Gensym common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Gensym common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Gensym common stock as to which appraisal is sought and where no number of shares of Gensym common stock is expressly mentioned the demand will be presumed to cover all shares of Gensym common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.

Stockholders who hold their shares of Gensym common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to Corporate Secretary, Gensym Corporation, 52 Second Avenue, Burlington, MA 01803 before the stockholder vote on the merger is taken at the annual meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of Gensym common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.

Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. At any time within 60 days after the effective date, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Gensym common stock. Within 120 days after the effective date, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Gensym common stock held by all holders entitled to appraisal. Neither GN Acquisition nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective time could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective time of the merger, any holder of Gensym common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Gensym common stock and with whom agreements as to the value of their shares of Gensym common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of Gensym common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After determination of the holders entitled to appraisal of their shares of Gensym common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of Gensym common stock.

In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of Gensym common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding, which do not include attorneys’ fees or expert witness fees, may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Gensym common stock entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of Gensym common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the holder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of Gensym common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed without the approval of the Chancery Court and may be subject to conditions the Chancery Court deems just.

In view of the complexity of Section 262, holders of shares of Gensym common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Gensym common stock was traded on the OTC Bulletin Board through September 25, 2006 and has traded since then on the Pink Sheets under the symbol “GNSM.” Gensym common stock is currently traded on the Pink Sheets. The table below shows, for the periods indicated, the high and low bid prices for shares of Gensym common stock. Prices for common stock are the high and low bid process on the OTC Bulletin Board through September 25, 2006 and the high and low bid prices on the Pink Sheets after that date.

	High	Low
Fiscal Year 2005
First quarter	$4.50	$2.50
Second quarter	$4.90	$2.75
Third quarter	$3.75	$2.20
Fourth quarter	$2.50	$1.40
Fiscal Year 2006
First quarter	$2.25	$1.55
Second quarter	$2.25	$1.10
Third quarter	$1.45	$.85
Fourth quarter	$1.05	$.75
Fiscal Year 2007
First Quarter	$1.04	$0.77
Second Quarter	$2.30	$0.85
Third Quarter (through , 2007)

The following table sets forth the closing sales price per share of Gensym common stock, as reported on the Pink Sheets on August 10, 2007, the last full trading day before the public announcement of the proposed merger, and             , 2007, the latest practicable date before the printing of this proxy statement:

August 10, 2007		$2.10
, 2007	$

If the merger is consummated, Gensym common stock will be delisted from the Pink Sheets, there will be no further public market for shares of Gensym common stock and each share of Gensym common stock will be converted into the right to receive $2.35 in cash, without interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, except as otherwise noted, sets forth information about the beneficial ownership of Gensym common stock as of August 30, 2007 by:

•	the stockholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each person listed in the table is: c/o Gensym Corporation, 52 Second Avenue, Burlington, MA 01803.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock	Options (1)	Total	Percent of Class %
5% Owners (#)
Johann Magnusson Gedda (3) 275 Grove Street Newton, MA 02460	970,000		970,000	12.24
Lowell B. Hawkinson (4) 18 Lamoine Street Belmont, MA 02478	647,129		647,129	8.17

Executive Officers and Directors
Robert B. Ashton (5)	1,310,311	12,500	1,322,811	16.67
John A. Shane (6)	49,756	94,500	144,256	1.80
David A. Smith (7)	13,171	35,000	48,171	*
Thomas E. Swithenbank (8)	20,286	99,500	119,786	1.49
Stephen D. Allison (9)	2,538	50,000	52,538	*
Phillipe C. Printz (10)	13,986	46,300	60,286	*
All executive officers and directors as a group (6 persons)	1,410,048	337,800	1,747,848	21.16

*	Represents beneficial ownership of less than one percent of Common Stock.
(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after August 30, 2007 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2)	Number of shares deemed outstanding includes 7,923,404 shares of Gensym common stock outstanding as of August 30, 2007 and any options for shares that are exercisable by such beneficial owner within 60 days after August 30, 2007.

(3)	Beneficial ownership, as of June 26, 2007, as reported on Amendment to Schedule 13D filed with the SEC on June 26, 2007.
(4)	Includes 12,000 shares of common stock held by Mr. Hawkinson’s adult children, as to which shares Mr. Hawkinson disclaims beneficial ownership. Beneficial ownership, as of April 15, 2006, as reported on our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2005.
(5)	Includes 12,500 shares of common stock subject to outstanding options that are exercisable within the 60 day period following August 30, 2007.
(6)	Includes 3,405 shares held by Palmer Service Corporation, of which Mr. Shane is the President and sole stockholder. Also includes 94,500 shares of common stock subject to outstanding stock options that are exercisable within the 60-day period following August 30, 2007.
(7)	Includes 35,000 shares of common stock subject to outstanding stock options that are exercisable within the 60-day period following August 30, 2007.
(8)	Includes 99,500 shares of common stock subject to outstanding stock options that are exercisable within the 60-day period following August 30, 2007.
(9)	Includes 50,000 shares of common stock subject to outstanding stock options that are exercisable within the 60-day period following August 30, 2007.
(10)	Includes 46,300 shares of common stock subject to outstanding stock options that are exercisable within the 60-day period following August 30, 2007.

Concurrently with the execution of the merger agreement, each member of our board of directors entered into a stockholder agreement with Versata Enterprises. Pursuant to the stockholder agreement, each of our directors agreed to vote his shares of our common stock in favor of adoption of the merger agreement and the related transactions at any stockholders meeting called for such purpose and to vote his shares of our common stock against any other transaction or other action submitted to stockholders that would reasonably be expected to impede or delay the merger. Our directors also agreed not to transfer any of their shares of our common stock in contravention of their obligation to vote for adoption of the merger agreement. As of August 30, 2007, our directors held collectively approximately 17.6% of our issued and outstanding common stock and had the right to vote 1,393,524 shares of our issued and outstanding common stock.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of Gensym common stock present or represented by proxy and entitled to vote thereon.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2007 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2007 annual meeting should be sent to us at Gensym Corporation., 52 Second Avenue, Burlington, MA 01803, Attention: Corporate Secretary, and we must receive such proposals not less than sixty days nor more than ninety days prior to such stockholder meeting, provided however that if less than seventy days notice or prior public disclosure is given to stockholders of the date of the meeting, then proposals must be mailed or delivered no later than the close of business ten days following the date that the notice of the meeting was mailed or public disclosure was made of the date of the meeting. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2007 annual meeting of stockholders.

Stockholder proposals submitted outside the process of Rule 14a-8 under the Exchange Act should be sent to us at Gensym Corporation, 52 Second Avenue, Burlington, MA 01803, Attention: Corporate Secretary, and must be received not less than sixty days nor more than ninety days prior to the stockholder meeting, provided however that if less than seventy days notice or prior public disclosure is given to stockholders of the date of the meeting, then stockholder proposals must be mailed or delivered no later than the close of business ten days following the date that the notice of the meeting was mailed or public disclosure was made of the date of the meeting to be considered timely under the Exchange Act.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Securities Exchange Act of 1934, as amended, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to Gensym Corporation, Attention: Corporate Secretary, 52 Second Avenue, Burlington, Massachusetts 01803, 781-265-7100.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope or vote through the Internet or by telephone following the instructions on the proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson, Inc., our proxy solicitor, at 17 State Street, 10th Floor, New York, NY 10004 or call toll-free: 1-888-605-8350.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

VERSATA ENTERPRISES, INC.,

GN ACQUISITION, INC.

and

GENSYM CORPORATION

Dated as of August 13, 2007

A-i

A-ii

TABLE OF DEFINED TERMS

Term	Reference in Agreement
401(k) Plan	Section 6.11
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Common Stock	Section 4.2(c)
Buyer Disclosure Schedule	Article IV
Buyer Employee Plan	Section 6.10
Buyer Material Adverse Effect	Section 4.1
Certificate	Section 2.2(b)
Certificate of Merger	Section 1.1
Change in Company Recommendation	Section 6.5
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.15(a)
Company Facilities	Section 3.9(b)
Company Intellectual Property	Section 3.11(b)
Company Leases	Section 3.9(b)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.12(a)
Company Meeting	Section 3.4(d)
Company Permits	Section 3.17
Company Preferred Stock	Section 3.2(a)
Company Products	Section 3.11(e)
Company SEC Reports	Section 3.5(a)
Company Software	Section 3.11(i)
Company Stock Options	Section 2.3(a)
Company Stock Plans	Section 2.3(a)
Company Stockholder Agreement	Preamble
Company Stockholder Approval	Section 3.4(a)
Company Voting Proposal	Section 3.4(a)
Company’s Knowledge	Section 9.13
Confidentiality Agreement	Section 5.2
Contaminated	Section 3.14(e)

A-iii

Term	Reference in Agreement
Continuing Employees	Section 6.10
Corrective Filings	Section 3.5(e)
Dissenting Shares	Section 2.4(a)
DGCL	Preamble
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.15(a)
Environmental Law	Section 3.14(c)
ERISA	Section 3.15(a)
ERISA Affiliate	Section 3.15(a)
Exchange Act	Section 3.4(c)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(c)
Hazardous Substance	Section 3.14(d)
Indemnified Parties	Section 6.8(a)
Intellectual Property	Section 3.11(a)
International Employee Plan	Section 3.15(k)
IRS	Section 3.8(b)
Liens	Section 3.4(b)
Maximum Premium	Section 6.8(c)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Open Source Code	Section 3.11(h)
Option Consideration	Section 2.3(b)
Ordinary Course of Business	Section 3.2(e)
Outside Date	Section 8.1(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
Real Estate	Section 3.9(a)
Required Company Stockholder Vote	Section 3.4(d)
Representatives	Section 6.1(a)
SEC	Section 3.4(c)
Securities Act	Section 3.2(c)
Series A Preferred Stock	Section 3.2(a)
Significant Customer	Section 3.23
Specified Events	Section 3.16(b)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.3(a)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tax Returns	Section 3.8(a)
Taxes	Section 3.8(a)
Third Party Intellectual Property	Section 3.11(b)
Transitory Subsidiary	Preamble

A-iv

INDEX OF EXHIBITS

Exhibit A	Company Stockholder Agreement

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of August 13, 2007, by and among Versata Enterprises, Inc., a Delaware corporation (the “Buyer”), GN Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Gensym Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company subject to adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of the Buyer and the Company have approved the Merger and the other transactions contemplated hereby and the Board of Directors of the Company has determined to recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company; and

WHEREAS, the acquisition of the Company shall be effected through a merger (the “Merger”) of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the stockholders of the Company whose names are listed on Schedule A, have each entered into a stockholder voting agreement (the “Company Stockholder Agreement”), dated as of the date of this Agreement, in the form attached hereto as Exhibit A, pursuant to which such stockholder has among other things agreed to vote all of the shares of voting capital stock of the Company that such stockholder owns in favor of the Company Voting Proposal (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer and the Company shall jointly prepare and, immediately following the Closing, the Surviving Corporation shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.2 Closing. Unless the Agreement is earlier terminated pursuant to Article VIII hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company with the Company continuing as the surviving corporation in such merger as a directly, wholly owned subsidiary of Buyer (the Company following the Merger is sometimes referred to herein as the “Surviving Corporation”) and (b) the Certificate of Incorporation of the Transitory Subsidiary as in effect on the date of this Agreement shall be amended so that the authorized capital stock provided for by such Certificate of Incorporation consists solely of 1,000 shares of common stock, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. In addition, subject to Section 6.8(b) hereof, the Buyer shall cause the By-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the By-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company, and, as so amended and restated, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Directors and Officers of the Surviving Corporation.

(a) The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

(b) The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

(a) Capital Stock of the Transitory Subsidiary. Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation so that, after the Effective Time, Buyer shall be the holder of all the issued and outstanding shares of capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of the Transitory Subsidiary shall thereafter evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the

Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, at and as of the Effective Time, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $2.35 in cash per share (the “Merger Consideration”). At and as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be appropriately adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Exchange Agent. At or prior to the Effective Time, the Buyer shall deposit or cause to be deposited with Computershare Trust Company or another bank or trust company selected by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within five Business Days) after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto, provided that the Buyer shall, to the extent reasonably requested by the Company, assist the Company in developing arrangements for the delivery of such materials prior to Closing to the shareholders of the Company listed in Section 2.2(b) of the Company Disclosure Schedule to facilitate the payment of Merger Consideration to such shareholders immediately following the Effective Time. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be paid promptly in exchange therefor cash in an amount equal to the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock who has not previously complied with this Section 2.2 shall be entitled to receive only from the Buyer payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. Each of the Buyer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. If any person shall exercise a Company Stock Option (as defined below) and is thereby entitled to receive a Certificate from the Company’s transfer agent, but has not yet received a Certificate prior to Closing, the transfer agent shall provide such Certificate directly to the Exchange Agent and shall inform the Exchange Agent that such person is to receive a letter of transmittal.

2.3 Company Stock Plans.

(a) The Company shall take such action as shall be required:

(i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under any stock option plans or other equity-related plans of the Company (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time;

(ii) to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options);

(iii) to cause any Company Stock Options that remain outstanding and unexercised as of the Effective Time, to represent solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration; and

(iv) to ensure that all Company Stock Options are terminated immediately prior to the Effective Time, including providing any notices required under the Company Stock Plans and obtaining any required consents.

(b) Each holder of a Company Stock Option shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five Business Days), an amount (net of applicable taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock minus (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled and have no further force or effect.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options. The Buyer shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Stock Options pursuant to this Section 2.3.

2.4 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares of Company Common Stock in accordance with the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificate formerly representing such shares in accordance with Section 2.2.

(c) The Company shall give the Buyer: (i) prompt written notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as set forth herein or in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary and dated as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material. The Company has delivered to the Buyer a true, correct and complete copy of the certificate of incorporation and by-laws of the Company. The Company is not in violation of any of the provisions of the Company’s certificate of incorporation or by-laws. For purposes of this Agreement, the term “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition, results of operations, total assets (tangible and intangible) or total liabilities (contingent and otherwise) of the Company and its Subsidiaries, taken as a whole, or the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

(a) changes that are the result of economic factors affecting the national, regional or world economy or acts of war or terrorism (which changes in each case do not disproportionately affect the Company to any material extent);

(b) changes that are the result of factors generally affecting the industries or markets in which the Company operates (which changes in each case do not disproportionately affect the Company to any material extent);

(c) any adverse change, effect or circumstance arising out of or resulting from any cancellation or delay in customer orders or any loss of customers resulting from the public announcement of the agreement of the Buyer to acquire the Company, including the identity of the Buyer;

(d) changes in law, rules or regulations or generally accepted accounting principles or the interpretation thereof;

(e) any action taken pursuant to or in accordance with this Agreement (including Section 6.7) or at the request of the Buyer;

(f) any failure by the Company to meet any external analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing, in and of itself; or

(g) a decline in the price of the Company Common Stock, in and of itself.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 20,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100 per share (“Series A Preferred Stock”). The rights and privileges of each class of the Company’s capital stock are as set forth in the Company’s Certificate of Incorporation. As of June 30, 2007, (i) 7,878,404 shares of Company Common Stock were issued and outstanding and (ii) no shares of Company Preferred Stock were issued or outstanding. The Company has caused its transfer agent to deliver to the Buyer a list of the persons and other entities that are the owners of record of all of the issued and outstanding capital stock of the Company as of a recent date, which list is true, correct and complete as of such date.

(b) Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of June 30, 2007, of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock issued under such Plan, the number of shares of Company Common Stock subject to outstanding options under such Plan and the number of shares of Company Common Stock reserved for future issuance under such Plan; and (ii) all outstanding Company Stock Options, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, and the vesting schedule, including whether (and to what extent) the vesting will be accelerated in any way by the Merger or by termination of employment or change in position following consummation of the Merger. The Company has delivered to the Buyer true, correct and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

(c) Except (i) as set forth in this Section 3.2 and (ii) as reserved for future grants under Company Stock Plans as described in Section 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Other than the Company Stockholder Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Except as described in Section 3.2(c) of the Company Disclosure Schedule and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to the Company or any Subsidiary of the Company other than the guarantees of bank obligations of Subsidiaries of the Company entered into in the ordinary course of business consistent with past practice (the “Ordinary Course of Business”), all of which are set forth in Section 3.2(e) of the Company Disclosure Schedule.

3.3 Subsidiaries.

(a) Section 3.3 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization. For purposes of this Agreement, the term

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise, other than currently inactive entities organized in foreign countries, in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing or otherwise having the power to control (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted. Each Subsidiary of the Company is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material. All of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, of record and beneficially, by the Company or another of its Subsidiaries free and clear of all Liens (as defined in Section 3.4(b) below), agreements or limitations in the Company’s voting rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There is no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has delivered to the Buyer true, correct and complete copies of the charter, by-laws or other organizational documents of each Subsidiary of the Company. No Subsidiary is in violation of any of the provisions of its respective certificate of incorporation and by-laws or other organizational documents.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s stockholders under the DGCL (the “Company Stockholder Approval”), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Company or of the charter, by-laws, or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any mortgage, security interest, claim, pledge, lien, charge, encumbrance, easement, conditional sale or other title retention agreement, covenant or similar restriction or right (“Liens”) on the Company’s or any of its Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, including, without limitation, any Company Material Contract (as defined in Section 3.12), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in clauses (i) through (vi) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the Company is not, and will not be, required to give any notice to or obtain any consent, waiver, authorization or approval under any Company Material Contract in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) any necessary filings, procedures and approvals with respect to governmental contracts listed in Section 3.4(c) of the Company Disclosure Schedule, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

(d) The affirmative vote for adoption of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock on the record date for the meeting of the

Company’s stockholders (the “Company Meeting”) to consider the Company Voting Proposal (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed and furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing and the Corrective Filings (as defined below) that the Company has filed which correct, supersede or update disclosures made in previously filed forms, reports and other documents) are referred to herein as the “Company SEC Reports.” The Company SEC Reports, read together with, and as the statements made therein have subsequently been corrected, superseded or updated by the information contained in, the Corrective Filings, (i) were or will be filed on a timely basis, (ii) comply, or will comply when filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) do not or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports, read together with, and as the statements made therein have subsequently been corrected, superseded or updated by the information contained in, the Corrective Filings, (i) complied or will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented or will fairly present in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and (iv) have been derived from the books and records of the Company and its Subsidiaries. The consolidated, unaudited balance sheet of the Company as of June 30, 2007 is referred to herein as the “Company Balance Sheet.”

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the stockholders of the Company (the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading in light of the circumstances under which they were or shall be made; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Except as set forth in Section 3.5(d) of the Company Disclosure Schedule, such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e) For purposes of this Agreement, the “Corrective Filings” means that certain (1) Amendment No. 1 to Quarterly Report on Form 10-Q/A filed by the Company for the quarterly period ended March 31, 2006, (2) Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended June 30, 2006, (3) Quarterly Report on Form 10-Q filed by the Company for the quarterly period ended September 30, 2006 and (4) Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2006.

(f) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 in effect as of the date of this Agreement.

3.6 No Undisclosed Liabilities. Except (a) as set forth in Section 3.6(a) of the Company Disclosure Schedule or in the Company Balance Sheet and (b) except for liabilities incurred in the Ordinary Course of Business between the date of the Company Balance Sheet and the date of this Agreement, the Company and its Subsidiaries do not have any liabilities of any nature (absolute, accrued, counterpart or otherwise and whether due or to become due) in excess of $20,000 in any individual case and $80,000 in the aggregate.

3.7 Absence of Certain Changes or Events. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since June 30, 2007 (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been and there is not reasonably expected to be a Company Material Adverse Effect and (c) there has not been any other action or event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement, nor has the Company or any of its Subsidiaries entered into any agreement, plan or arrangement to take any such action or cause any such event.

3.8 Taxes.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any errors or omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid on a timely basis all Taxes that are shown to be due on any such Tax Returns. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each of its Subsidiaries. There are no liens for unpaid Taxes. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value added, excise, escheat, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes, imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements (including any attachment, exhibit, schedule or appendix) or other information required to be supplied to a taxing authority in connection with Taxes.

(b) The Company has delivered to the Buyer true, correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.8(b) of the Company Disclosure Schedule. All deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Company’s Knowledge, threatened or contemplated and which is reasonably likely to have a Company Material Adverse Effect. No issue has been raised by a Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Neither the Company nor any Subsidiary has received written notice that it is subject to material Tax in any jurisdiction where it does not file Tax Returns.

(c) Neither the Company nor any of its Subsidiaries has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.15026 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.

(e) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(f) Adequate reserves or accruals for Taxes of the Company and each of its Subsidiaries have been recorded on their books and records in accordance with GAAP with respect to any period for which Taxes are not yet due and owing. Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the date of the Company Balance Sheet other than in the Ordinary Course of Business.

(g) The Company and each Subsidiary has complied in all material respects with all applicable laws relating to the payment of Taxes and the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(h) Neither the Company nor any of its subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2). The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) None of Company, any of its Subsidiaries or any other person on any of their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any Knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to Company or any of its Subsidiaries, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any person any power of attorney that is currently in force with respect to any Tax matter.

(j) No property owned by the Company or any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(k) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority.

(l) To the Knowledge of the Company and based on publicly available filings by the stockholders of the Company, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

3.9 Owned and Leased Real Properties.

(a) Neither the Company nor any Subsidiary owns any real property (“Real Estate”).

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively “Company Facilities”) and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease (as defined below) is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, is not material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. The Company has delivered to the Buyer true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”).

(c) All such Company Leases are in full force and effect and are valid and enforceable in accordance with their respective terms. There are no other parties occupying, or with a right to occupy, the Company Facilities. Neither the Company nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Company Facilities to comply with the surrender conditions set forth in the applicable Company Lease. The Company and each of its subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

3.10 Title to Properties. Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens except for Liens imposed by law in respect of obligations which are owed with respect to Taxes that are not yet due, being contested in good faith, or for which an adequate reserve has been provided for on the Company Balance Sheet, except for such Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and except for Liens with respect to properties and assets that are not material to the Company and its Subsidiaries taken as a whole.

3.11 Intellectual Property.

(a) To the Knowledge of the Company, the Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property used in or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (in each case excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with any Company Product nor used in the development, testing, maintenance, or support of any Company Product, and which are have an aggregate perpetual license cost of less than $10,000). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations thereof, (iii) processes, formulae, methods, designs, schematics, technology, know-how, computer software programs and applications (including all source code, object code, firmware, development tools, files, records and data), and (iv) other tangible or intangible proprietary or confidential information and materials.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement that is a Company Material Contract relating to any Intellectual Property owned by the Company (the “Company Intellectual Property”), or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property, excluding generally commercially available, off-the-shelf third party software programs which are neither incorporated into or bundled with, nor material to the development, testing, maintenance, or support of any Company Product that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement, or for which the Company otherwise has warranty, support or maintenance obligations to a third party as of the date of this Agreement, and which are have an aggregate perpetual license cost of less than $10,000 (the “Third Party Intellectual Property”). Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, including the assignment to Buyer or Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company is a party, will result in (i) Buyer granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, Buyer, (ii) the Surviving Corporation granting to any third party any rights to or with respect to any Intellectual Property owned by, or licensed to, the Surviving Corporation, other than those rights granted by the Company prior to the Closing, (iii) either the Buyer or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) either the Buyer or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer or Surviving Corporation, respectively, prior to the Closing. Following the Closing, (i) all Company Intellectual Property will be fully transferable, alienable and licensable by Company and/or Buyer, subject to non-exclusive licenses granted to Company’s customers, and (ii) Company and Buyer shall have the right to use and otherwise exploit all Third Party Intellectual Property as such intellectual property was used and otherwise exploited by Company prior to Closing.

(c) Section 3.11(c) of the Company Disclosure Schedule sets forth a list of all applications and registrations for patents, trademarks, service marks, domain names and copyrights filed, registered or issued in the name of Company or otherwise owned by Company, including the jurisdictions in which, and the dates on which such items have been filed, issued or registered, and the corresponding application or registration numbers therefor. All patents and registrations for trademarks, service marks, domain names and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are subsisting and have not expired or been cancelled, and, to Company’s Knowledge, are valid and enforceable. All necessary documents, recordations and certificates in connection with such patents and registrations for trademarks, service marks and copyrights have been filed with, and all necessary fees paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such patents and registrations for trademarks, service marks and copyrights. Section 3.11(c) of the Company Disclosure Schedule

sets forth all necessary filings and payments of which Company or Company’s counsel is aware or should have been aware that must be made with the relevant patent, copyright, trademark or other authorities within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates, that are necessary for the purposes of obtaining, perfecting, maintaining or preserving or renewing any patents and registrations for trademarks, service marks and copyrights. To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) To Company’s Knowledge, the conduct of the business of the Company and its Subsidiaries as currently conducted, including without limitation the design, development, use, import, branding, advertising, promotion, marketing, manufacture, licensing and sale of any Company Products, does not, and when conducted by Buyer and/or Surviving Corporation in the same manner immediately following the Closing will not, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, except for such infringements, violations and misappropriations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Since January 1, 2000, neither the Company nor any of its Subsidiaries has received any written claim or notice alleging any such material infringement, violation or misappropriation.

(e) No Company Intellectual Property or product, device or component (including any software incorporated in the same) manufactured, owned, sold or offered by, or service offerings of, the Company or any of its Subsidiaries (the “Company Products”) are subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation (except, in the case of Intellectual Property licensed by third parties to Company, the contracts, licenses and agreements under which such third parties granted rights to the Company thereunder) materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or, with respect to Company Intellectual Property, the validity or enforceability thereof.

(f) Section 3.11(f)(i) of the Company Disclosure Schedule sets forth all software owned by third parties, and all other material Third Party Intellectual Property: (1) that is incorporated into, embodied in or distributed with any Company Product; (2) that is used in the development, testing, maintenance, or support of any Company Product; or (3) that is otherwise material to the business of Company and its Subsidiaries as currently conducted or contemplated to be conducted. Section 3.11(f)(ii) of the Company Disclosure Schedule sets forth all agreements under which any of the software or material Third Party Intellectual Property described in the previous sentence is licensed in which: (1) the Company is obligated to pay any royalties or other ongoing payments after the Closing for continued use of such software or Third Party Intellectual Property, or (2) such agreement expires, or a third party has a right to terminate such agreement (other than for the Company’s breach), within twelve (12) months after the date of this Agreement. The Company is the exclusive owner of all Company Intellectual Property

(g) The Company and each of its Subsidiaries has taken reasonable steps to protect Company’s and its Subsidiaries’ rights in the Company Intellectual Property and the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, (i) each of the Company and its Subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Buyer and all current and former employees, contractors and consultants of the Company and any of its subsidiaries have executed such an agreement, and (ii) each of the Company and its Subsidiaries has entered into a written confidentiality agreement with each of its customers, distributors and third party developers, and any other third party to whom Company or its Subsidiaries has disclosed any material trade secrets or confidential information.

(h) For purposes of this Agreement, “Open Source Code” shall mean any software that is distributed or made available as “open source software” or “free software” or is otherwise made generally available to the public in source code form under terms that permit modification and redistribution of such software (except for purposes of compliance with the European Community’s software directive). Open Source Code includes, without limitation, software that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License or BSD License.

(i) Section 3.11(h)(i) of the Company Disclosure Schedule accurately identifies and describes (1) each item of Open Source Code that is contained in, distributed with, or used in the development of a Company Product or from which any part of any Company Product is derived, (2) the applicable license terms for each such item of Open Source Code, and (3) the Company Product(s) to which each such item of Open Source Code relates.

(ii) Except as set forth in Section 3.11(h)(ii) of the Company Disclosure Schedule, no Company Product contains, is a derivative work of, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (1) impose or could impose a requirement or condition that such Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grant or would require the grant of a license to any person of any Company Intellectual Property.

(i) The source code for all software included in each Company Product (“Company Software”) that the Company has distributed within the thirty-six (36) months prior to the date of this Agreement, or for which the Company otherwise has warranty, support or maintenance obligations to a third party as of the date of this Agreement contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the condition (financial or otherwise), properties, businesses, assets, liabilities, capitalization or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $75,000, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business or from competing with any person (including not limited to agreements containing grants of exclusivity, most favored nations provisions, and rights of first refusal or granting any exclusive distribution rights) anywhere in the world, (iii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, (iv) any employment or consulting agreement, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries, (v) any agreement of indemnification or any guaranty by the Company other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the Ordinary Course of Business, (vi) any contract, license or other agreement that was not made in the Ordinary Course of Business in which the Company has granted or received, or is otherwise relating to, any Intellectual Property (as defined in Section 3.11(a)), (vii) any agreement that was not made in the Ordinary Course of Business and involves an amount in excess of $50,000, (viii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement, (ix) any loan, credit agreement, mortgage, indenture or promissory note, (x) any collective bargaining agreement or other contract with any labor union, (xi) any bonus, pension, profit sharing, retirement or deferred compensation plan, (xii) any contract providing for severance or other special compensation payable to a current or former officer, employee or other person with future compensation in excess of $25,000 and (xiii) any interested party transactions (clauses (i) through (xiii) above collectively, the “Company Material Contracts”). The Company has delivered to the Buyer a true, correct and complete copy, including all amendments and supplements, of each Company Material Contract.

(b) Each Company Material Contract is valid and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto and, to the Company’s Knowledge, on the other parties thereto, except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in breach or violation of or in default under (nor does there exist any condition which, with or without the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that it is in breach or violation of or in default under, any of the material terms or conditions of any Company Material Contract in such a manner as would permit any other party to cancel, terminate or accelerate its rights under any such Company Material Contract, or would be material to the business of Company as currently conducted.

(c) Except as disclosed under the heading “Related Party Transactions” in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction with any Affiliate of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K.

3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no material judgments, orders or decrees outstanding against the Company or any of its Subsidiaries. There has been no complaint, charge or demand filed or, to the Company’s Knowledge, threatened by any Governmental Entity against the Company or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

3.14 Environmental Matters.

(a) Except as would not reasonably be expected to result in material liability to the Company or as set forth in Section 3.14 of the Company Disclosure Schedule:

(i) neither the Company nor its Subsidiaries has received any written notice alleging any of them has not complied with applicable Environmental Laws;

(ii) to the Company’s Knowledge, the properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not and have not been Contaminated with any Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries;

(iii) to the Company’s Knowledge, the properties formerly owned, leased or operated by the Company or any of its Subsidiaries are not and have not been Contaminated with Hazardous Substances;

(iv) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination in violation of any Environmental Law on the property of any third party;

(v) neither the Company nor any of its Subsidiaries have released any Hazardous Substance into the environment except (A) in compliance with Environmental Law or (B) in an amount or concentration that would not be expected to give rise to a liability or obligation under any Environmental Law;

(vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law; and

(vii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions by any Governmental Entity or is subject to any indemnity agreement with any third party addressing liability under any Environmental Law.

(b) The Company and its Subsidiaries have been, and are, in compliance in all material respects with all Environmental Laws.

(c) For purposes of this Agreement, the term “Environmental Law” means any law (including common law), regulation, order, decree, directive, rule, treaty or Environmental Permit relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, labeling, treatment, transport, disposal, release or threatened release of, and any exposure to, any Hazardous Substance or (iii) noise, odor or wetlands protection.

(d) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any chemical, waste or substance that is regulated or listed by any Governmental Entity as “hazardous,” “corrosive,” “toxic,” “reactive,” “explosive,” “flammable,” a “pollutant” or otherwise dangerous to health, reproduction or the environment; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, formaldehyde, urea formaldehyde, polycyclic aromatic hydrocarbons, methane or medical waste.

(e) For purposes of this Agreement, “Contaminated” means having the presence of, or release on, under, from or to, any property (including soils, groundwater, surface water, buildings or other structures) of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

(f) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances are those contained in this Section 3.13. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.13 and 3.16 do not relate to environmental matters.

3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation involving more than one person, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has delivered to the Buyer a true, correct and complete copy of (i) such Company Employee Plan, (ii) the four (4) most recent annual reports (Form 5500) filed with the IRS and (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan is being administered in all material respects in accordance with its terms, ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that has resulted in material liability to the Company. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, United States Department of Labor, or any other governmental entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any material penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan that is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

(f) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law.

(i) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides medical or dental benefits to employees (including any such plan pursuant to which a stop loss policy or contract applies) and no Company Employee Plan that provides medical or dental benefits to employees is self insured.

(j) There is no agreement, plan, arrangement or other contract covering any individual that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(k) Each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. No Company International Employee Plan has unfunded liabilities for retirement benefits that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or the Buyer from terminating or amending any Company International Employee Plan at any time for any reason.

3.16 Compliance. Except as set forth in Section 3.16 of the Disclosure Schedule:

(a) The Company and each of its Subsidiaries is in compliance with, is not in default or violation of, and since January 1, 2000, or to the Company’s Knowledge prior to such date, has not received any written notice alleging any investigation, inquiry, review or violation with respect to (i) any applicable statute, law, regulation, rule, order, judgment or decree, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or investigation, review or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(b) There is no formal or informal investigation or enforcement action by the SEC, Department of Justice or other Governmental Entity pending or, to the Company’s Knowledge, threatened against the Company or any of the individuals listed on Section 3.16(b)(1) of the Company Disclosure Schedule regarding (i) the historic stock option granting practices of the Company, (ii) the restatement by the Company of its consolidated financial statements as of and for the years ended December 31, 2005, 2004, 2003, 2002, 2001 and 2000 or the restatement by the Company of its condensed consolidated financial statements for each of the four quarters of 2005 and the first quarter of 2006 or (iii) accounting treatment for certain software license and services agreements (the items described in above clauses (i), (ii) and (iii) collectively, the “Specified Events”).

3.17 Permits. The Company and each of its Subsidiaries have all permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, variances, exemptions, authorizations, certificates of authority and franchises the absence of which, individually or in the aggregate, are not material (the “Company Permits”). The Company and each of its Subsidiaries are in compliance with the material terms of the Company Permits. There is no investigation or proceeding regarding the suspension, cancellation or termination of any Company Permit pending, or, to the Company’s Knowledge, threatened or imminent. All Company Permits are in full force and effect and will not be affected by the Merger. All renewals for Company Permits have been timely submitted by the Company.

3.18 Labor Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose annual rate of base compensation exceeds $100,000 per year, along with the position and the annual rate of base compensation of each such person. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or any of its Subsidiaries, nor does Company or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees, and neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened or imminent labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, the Company has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and related regulations, as amended, or any similar federal, state, local or other applicable law. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the employees and former employees; has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to the employees and former employees; is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment short term disability, workers compensation, social security or other benefits or obligations for the employees or former employees.

3.19 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 3.19 of the Company Disclosure Schedule sets forth each such insurance policy and includes for each such insurance policy the amount of the annual premium and the maximum coverage amounts per incident and per year. All premiums due and payable under all such insurance policies have been paid, and the Company and each of its Subsidiaries, as the case may be, is otherwise in compliance with the terms of such insurance policies. To the Company’s Knowledge, there is no threatened termination of, or premium increase with respect to, any such insurance policies. There is no claim by the Company or any of its Subsidiaries pending under any of the insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.20 Opinion of Financial Advisor. The financial advisor of the Company, Silverwood Partners, has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a copy of which opinion will be delivered to Buyer solely for informational purposes promptly after the date of this Agreement.

3.21 Section 203 of the DGCL. The Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement, the Company Stockholder Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Company Stockholder Agreement. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

3.22 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Silverwood Partners, whose fees and expenses shall be paid by the Company. The Company has delivered to the Buyer a true, correct and complete copy of all agreements pursuant to which Silverwood Partners is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

3.23 Customers. As of the date of this Agreement, the Company has no outstanding material dispute concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2006 was one of the ten largest sources of revenue for the Company, based on amounts paid or payable during such period (each, a “Significant Customer”). As of the date of this Agreement, neither the Company nor any of its subsidiaries has received any written notice from any Significant Customer, nor to the Company’s Knowledge has any Significant Customer threatened, that such Significant Customer will not continue as a customer or distributor of the Company or that any such customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products or services.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE

TRANSITORY SUBSIDIARY

The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Schedule”).

4.1 Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Buyer and the Transitory Subsidiary is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing, individually or in the aggregate, that are not material to the Buyer or the Transitory Subsidiary, as the case may be. The Buyer has delivered to the Company true, correct and complete copies of the certificate of incorporation and By-laws of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary are not in violation of any of the provisions of their respective certificate of incorporation or and by-laws. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (a) the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (b) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Transitory Subsidiary’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of Buyer (“Buyer Common Stock”) are listed for trading is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Buyer for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or any of its Affiliates which should be set forth in a supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

4.4 Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Financing. The Buyer and the Transitory Subsidiary have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.6 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall be able to pay their respective debts as they become due in the Ordinary Course of Business and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Buyer and the Surviving Corporation shall have adequate capital to carry on their respective businesses in the Ordinary Course of Business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the closing of any financing to be obtained by the Buyer or any of its Affiliates in order to effect the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Surviving Corporation.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted in this Section 5.1, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and preserve its and each of its Subsidiary’s business organization, assets and properties and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, except as expressly provided or permitted in this Section 5.1 or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements in effect on the date hereof providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement);

(c) change, amend or propose to amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

(d) (i) acquire or agree to acquire (or enter into any letter of intent or agreement in principle to acquire) (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business or (ii) enter into any material joint ventures, strategic partnerships or alliances;

(e) sell, lease, license, pledge, transfer, mortgage or otherwise dispose of or encumber any Intellectual Property or any other material properties, material assets or material liabilities of the Company or of any of its Subsidiaries other than sales, leases or licenses of product or inventory in the Ordinary Course of Business, or disclose or take any action, including without limitation any use of Open Source Code (other than as such Open Source Code was used by the Company or its Subsidiaries immediately prior to the date of this Agreement), that would require the Company to disclose any confidential Intellectual Property;

(f) adopt or implement any stockholder rights plan;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than (A) in connection with the financing of trade receivables in the Ordinary Course of Business and (B) pursuant to existing credit facilities in the Ordinary Course of Business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, or (iv) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $50,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in the Company’s budget for capital expenditures disclosed in Section 3.7 of the Company Disclosure Schedule;

(i) make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP as concurred in by the Company’s independent auditors;

(j) except in the Ordinary Course of Business, enter into any contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its Subsidiaries;

(k) except as required to comply with applicable law or to comply with the agreements, plans or arrangements set forth in Section 5.1(k) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or a termination payment), (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for annual increases of salaries in the Ordinary Course of Business), (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, other than as contemplated by this Agreement, (iv) grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or (v) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

(l) revalue any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the Ordinary Course of Business or as required by GAAP as concurred in by the Company’s independent auditors;

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and whether or not arising prior to, on or after the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in accordance with their respective terms or in the Ordinary Course of Business, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements;

(n) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

(o) whether (i) in the Ordinary Course of Business or (ii) outside the Ordinary Course of Business, enter into or materially modify, amend or terminate or waive, delay the exercise of, release or assign any material rights or claims under any material contract or agreement to which Company or any of its Subsidiaries is a party, including, without limitation, the Company Material Contracts;

(p) make or change any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its Subsidiaries, settle or compromise any material income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) except for actions expressly authorized by Article VI, engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (i) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) increase the possibility that any Governmental Entity will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement;

(r) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries;

(s) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;

(t) enter into any new line of business;

(u) adopt a plan or agreement of liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 26, 2007 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, from the date of this Agreement until the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), neither the Company nor any of its Subsidiaries nor any of the directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives of the Company and/or its Subsidiaries (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) shall, directly or indirectly:

(i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal;

(ii) enter into or participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to the Company or any of its Subsidiaries, or take any other action or cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal; or

(iii) approve, endorse or recommend any Acquisition Proposal; or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transactions contemplated thereby with respect to the Company or any Subsidiary;

As promptly as practicable (but in no event more than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes could lead to an Acquisition Proposal, the Company shall provide to the Buyer oral notice, with written notice to follow as promptly as practicable, of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided by such person in connection with such Acquisition Proposal, request or inquiry. The Company shall provide to the Buyer as promptly as practicable (but in no event more than 24 hours thereafter) oral notice, with written notice to follow as promptly as practicable, setting forth all such information as is reasonably necessary to keep the Buyer informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the Buyer a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry. The Company shall provide the Buyer with 24 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting at which the Company is reasonably expected to consider any Acquisition Proposal. The Company will not, nor will it authorize or permit any of its Representatives or Affiliates to, directly or indirectly, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or relating to any Acquisition Proposal unless the Company has provided the Buyer at least two (2) Business Days prior written notice and Buyer shall have failed to offer to amend the Agreement so that it is at least as favorable to the stockholders of the Company in the good faith judgment of the Company Board, after consultation with its independent financial advisor and its outside counsel, as such other Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, in response to a written Acquisition Proposal that did not result from a breach of this Section 6.1, prior to the date of the Company Stockholder Approval, and subject to compliance with Section 6.1(c), the Company may (A) furnish information with respect to the Company to any person (and the Representatives of such person) making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) is reasonably likely to lead to a Superior Proposal, pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (which need not have standstill provisions), provided that (x) concurrently with furnishing any such nonpublic information to such party, the Company gives the Buyer written notice of its intention to furnish nonpublic information and (y) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to the Buyer (to the extent such nonpublic information has not been previously so furnished), (B) engage in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any such Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, the Company gives the Buyer written notice of its entering into negotiations with such third party, and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Specified Time, the Company Board shall not:

(i) except as set forth in this Section 6.1, withhold, withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Company Voting Proposal;

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) except as set forth in this Section 6.1, adopt, approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company Board may withhold, withdraw or modify its recommendation with respect to the Company Voting Proposal or approve or recommend any Acquisition Proposal if the Company Board has determined in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable law and all of the following conditions in clauses (A) through (D) are met:

(A)	A Superior Proposal with respect to the Company has been made and has not been withdrawn;

(B)	The Company Meeting has not occurred;

(C)	The Company shall have (x) provided to the Buyer at least five (5) days’ written notice which shall state expressly (1) that the Company has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (3) that the Company Board intends to effect a Change in Company Recommendation (as defined below) and the manner in which it intends to do so, (y) provided to the Buyer a copy of all written materials delivered to the person or group making the Superior Proposal in connection with such Superior Proposal, and (z) delivered to the Buyer all materials and information made available to the person or group making the Superior Proposal in connection with such Superior Proposal (to the extent such material and information has not been previously so furnished); and

(D)	It shall not have breached any of the provisions set forth in this Section 6.1.

During the five (5) day period set forth in clause (C) above, the Company Board shall provide the Buyer the opportunity to make, and shall give due consideration to, adjustments to the terms and conditions of this Agreement or the transactions contemplated hereby, and alternative proposals in connection therewith.

(c) Notices to the Buyer. The Company shall promptly advise the Buyer orally, with written confirmation to follow, of the Company’s receipt of any written Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.1 or in Section 6.5 (or elsewhere in this Agreement) shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any offer or proposal for any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (i) any acquisition or purchase from the Company by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer, license (other than in the Ordinary Course of Business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company;

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire over 80% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial advisor and outside legal counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. The Company shall respond to any comments or requests of the SEC or its staff as soon as practicable after receipt thereof and shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the resolution of any such comments or requests. The Company shall notify the Buyer promptly upon the receipt of any comments or requests from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Buyer with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Buyer and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated hereby. The Company shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

6.3 Stock Quotation. The Company shall not take any action to remove the Company Common Stock from quotation on the Pink Sheets or, if the Company’s Common Stock becomes quoted on the OTC Bulletin Board following the date of this Agreement, from the OTC Bulletin Board during the term of this Agreement.

6.4 Access to Information. During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not materially disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

6.5 Stockholders Meeting. The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1, (a) the Company Board shall recommend adoption of the Company Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (b) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Voting Proposal (any such withholding, withdrawal or modification, a “Change in Company Recommendation”). Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to Article VIII, the Company Voting Proposal shall be submitted to the stockholders of the Company at the Company Meeting for the purposes of approving the Company Voting Proposal, and nothing contained in this Agreement shall be deemed to relieve the Company of such obligation, unless this Agreement is terminated pursuant to Article VIII. Subject to Section 6.1, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Voting Proposal and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

6.6 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1 and Section 6.6(b), the Company and the Buyer shall each use its commercially reasonable efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities laws and (B) any other applicable law; and

(iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

(b) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are (i) necessary to consummate the transactions contemplated hereby, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that is reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make any payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by law or stock market regulations (in which case commercially reasonable efforts to consult with the other party will be made prior to any press release or public statement), (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (b) the Buyer and the Company shall each use its commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.8 Indemnification.

(a) The Certificate of Incorporation and By-laws of the Surviving Corporation and its successors shall contain, and Buyer and its successors shall cause the Certificate of Incorporation and By-laws of the Surviving Corporation and its successors to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries (the “Indemnified Parties”) than are presently set forth in the Certificate of Incorporation and By- laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who at or at any time prior to the Effective Time were Indemnified Parties. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Subject to the next sentence, the Surviving Corporation shall provide, and the Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) covering such Indemnified Parties currently covered by the Company’s directors’ and officers’ liability insurance policy on terms no less favorable to such Indemnified Parties than the terms of such policy in effect on the date hereof, so long as the annual premium therefor would not be in excess of 200% of the last aggregate annual premium paid prior to the Effective Time (such 200%, the “Maximum Premium”), which amount is set forth on Section 6.8(b) of the Company Disclosure Schedule. If the annual premium for such new insurance coverage exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Buyer shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Company’s existing directors’ and officers’ liability insurance.

(c) The Surviving Corporation shall pay, promptly upon presentation of invoices therefor, all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with successfully establishing or enforcing their rights, in whole or in part, provided in this Section 6.8.

(d) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.9 Notification of Certain Matters. During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in each case at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any material dispute concerning its products or services with any Significant Customer or the receipt of any written notice from any Significant Customer that such Significant Customer will not continue as a customer or distributor of the Company after the Closing or that such Significant Customer intends to terminate or materially modify existing contracts with the Company, including, without limitation, reducing the amount paid to the Company for products or services. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Service Credit. Following the Effective Time, the Buyer agrees to cause each employee of the Buyer or the Surviving Corporation or their respective Subsidiaries who shall have been an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) to be provided compensation (including wages and cash incentive opportunities) and employee benefits substantially no less favorable in the aggregate than the compensation and employee benefits, respectively, to which similarly situated employees of the Buyer are entitled. Following the Effective Time, the Buyer agrees to either (i) take all actions necessary or appropriate to permit the Continuing Employees to continue to participate in the Company Employee Plans in which such Continuing Employees were participating prior to the Effective Time or (ii) to the extent permitted under the Buyer Employee Plans (as defined below), give each Continuing Employee the full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Buyer Employee Plans and (b) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, but except where such credit would result in a duplication of benefits. In addition, with respect to any Buyer Employee Plans, the Buyer shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Buyer and recognize for purposes of annual deductible and out of pocket limits under its medical and dental plans, deductible and out of pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits and disability benefits, for the benefit of, or relating to, any employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer. The terms and provisions of this Section are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer thirdparty beneficiary rights, and this Section does not confer any such rights upon any Continuing Employee. Nothing herein shall be construed to constitute an amendment of any Company Benefit Plan or Buyer Employee Plan and

shall not be construed to prohibit the Company from amending or terminating any Employee Benefit Plans in accordance with the terms thereof and with applicable law.

6.11 Termination of 401(k) Plan. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate (as such term is defined in Section 3.15(a) hereof) shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Buyer provides written notice to the Company that one or more of such 401(k) Plans shall not be terminated). Unless Buyer provides such written notice to the Company, no later than two (2) Business Days prior to the Closing Date, the Company shall provide Buyer with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Buyer.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Voting Proposal shall have been adopted at the Company Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

(d) Proxy Statement. No order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

7.2 Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes resulting from actions expressly required by this Agreement, (iii) other than with respect to Section 3.11 and Section 3.16(b), where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect and (iv) with respect to Section 3.11 and Section 3.16(b), such representations and warranties shall be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein) in all respects material to the Company and its Subsidiaries, taken as a whole); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted or pending any action or proceeding in which a Governmental Entity is (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or limit in any material respect the Buyer’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(e) Consents. The Company shall have obtained and provided to the Buyer all those required consents, waivers, authorizations or approvals required under Section 3.4(c) that the Company and the Buyer have identified in a footnote that indicates which of such consents, waivers, authorizations or approvals the parties believe to be of such critical importance to the Company’s business that their receipt should be a closing condition, each in a form and substance satisfactory to the Buyer.

(f) Board and Officer Resignations. The Company shall have received written letters of resignation from the members of the Board of Directors and officers of the Company that are listed in Section 7.2(f) of the Company Disclosure Schedule, in each case effective at the Effective Time.

(g) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Buyer with a properly executed Foreign Investment in Real Property Tax Act of 1980 “FIRPTA” Notification Letter, in form and substance satisfactory to Buyer, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Buyer’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes resulting from actions expressly required by this Agreement and (iii) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Transitory Subsidiary. The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(c) Solvency Opinion. If a solvency opinion is delivered to the Buyer or any other person, the Company shall have received a copy of such opinion.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after approval of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Boards of Directors of the Buyer, the Transitory Subsidiary and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by February 13, 2008 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

(c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the Company Voting Proposal shall not have been obtained; provided, however, the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Required Company Stockholder Vote in favor of the Company Voting Proposal is attributable to the failure on the part of the Company to perform any material obligation set forth in this Agreement; or

(e) by the Buyer, if: (i) the Company Board shall have failed to recommend approval of the Company Voting Proposal in the Proxy Statement or shall have withdrawn or modified its recommendation of the Company Voting Proposal in a manner adverse to the Buyer; (ii) the Company Board shall have approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger) or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (iii) the Company Board shall have failed to reject an Acquisition Proposal within 15 business days, or such shorter period as required by Law, following receipt by the Company of the written proposal for such Acquisition Proposal; (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend against acceptance of such offer; (v) the Company shall have willfully breached its obligations under Section 6.1 of this Agreement or (vi) the Company Board shall have failed to reaffirm publicly and unconditionally its approval or recommendation of this Agreement as promptly as practicable (but in any event within five (5) Business Days) after receipt of a written request to do so from the Buyer;

(f) by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

(g) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided that (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement and (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto.

(b) The Company shall pay the Buyer up to $500,000 as reimbursement for expenses of the Buyer actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, reasonable fees and expenses of the Buyer’s counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), in the event of termination of this Agreement:

(i) by the Buyer or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or (b) by the Outside Date shall have resulted in the Closing not occurring and such failure to satisfy such conditions was the result of a willful act or failure to perform on the part of the Company; or

(ii) by the Buyer pursuant to Section 8.1(f) where the breach or failure to perform on the part of the Company is willful.

(c) The Company shall pay the Buyer a termination fee of $682,500 in the event of the termination of this Agreement pursuant to Section 8.1(b), 8.1(d) or 8.1(e), provided, that in the case of termination under Section 8.1(b) or 8.1(d) such payment shall be made only if following the date hereof and prior to the termination of this Agreement there has been public disclosure of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement an Alternative Acquisition Agreement is entered into.

Any fee due under this Section 8.3(c) shall be paid to the Buyer by wire transfer of same-day funds within 15 Business Days after the date of termination of this Agreement (in the case of termination pursuant to Section 8.1(e)) or within two Business Days after the Company consummates an Acquisition Proposal (provided that for purposes of this Section 8.3(c) all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”) (in the case of termination pursuant to either Section 8.1(b) or 8.1(d)).

(d) In the event that the Company shall fail to pay the termination fee or expense reimbursement provided for in this Section 8.3, when due, the Buyer shall be entitled to collect the costs and expenses actually incurred or accrued by the Buyer (including, without limitation, fees and expenses of counsel), in connection with the collection under and enforcement of this Section 8.3, together with interest on such termination fee or expense reimbursement, commencing on the date that such termination fee or expense reimbursement became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., or its successor, from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (a) of Section 8.2, but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8 and 6.10 and Article IX.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)	if to the Buyer or the Transitory Subsidiary, to

Versata Enterprises, Inc.

6011 West Courtyard Drive

Suite 300

Austin, TX 78730

Attn: Lance A. Jones

Telecopy: (512) 874-3502

with a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, TX 75202

Attn: Dennis R. Cassell

Telecopy: (214) 200-0788

(b)	if to the Company, to

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

Attn: President

Telecopy: (781) 265-7101

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: David Westenberg, Esquire

         Edward Young, Esquire

Telecopy: (617) 526-5000

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Except as provided in Sections 2.1 and 2.2 (with respect to which holders of Company Common Stock shall be third party beneficiaries) and Section 6.8 (with respect to which the Indemnified Parties shall be third party beneficiaries), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure Schedules. The Company Disclosure Schedule and the Buyer Disclosure Schedule shall each be arranged in Sections corresponding to the numbered Sections contained in Article III, in the case of the Company Disclosure Schedule, or Article IV, in the case of the Buyer Disclosure Schedule, and the disclosure in any Section shall qualify (a) the corresponding Section or sub-Section in Article III or Article IV, as the case may be, and (b) only such Section or sub-Section, except for disclosures specifically and explicitly incorporated by reference to another Section or sub-Section. The inclusion of any information in the Company Disclosure Schedule or the Buyer Disclosure Schedule, or in any update thereto, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect or is outside the Ordinary Course of Business.

9.13 Company’s Knowledge. For purposes of this Agreement, the term “Company’s Knowledge” means the actual knowledge, after inquiry of the employees and consultants of the Company and any of its Subsidiaries who would reasonably be expected to have actual knowledge of the matters in question, as of the date hereof of the individuals identified in Section 9.13 of the Company Disclosure Schedule.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VERSATA ENTERPRISES, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	Vice President of Finance and Chief Financial Officer

GN ACQUISITION, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	Vice President of Finance and Chief Financial Officer

GENSYM CORPORATION

By:	/s/ Robert B. Ashton
Name:	Robert B. Ashton
Title:	President and Chief Executive Officer

Schedule A

Parties to Company Stockholder Agreement

Robert B. Ashton

John A. Shane

David A. Smith

Thomas E. Swithenbank

Exhibit A

Company Stockholder Agreement

ANNEX B

STOCKHOLDER AGREEMENT

STOCKHOLDER AGREEMENT, dated as of August 13, 2007 (this “Agreement”), among the stockholders listed on the signature page(s) hereto (collectively, “Stockholders” and each individually, a “Stockholder”), Gensym Corporation, a Delaware corporation (the “Company”) and Versata Enterprises, Inc., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

WHEREAS, as of the date hereof, the Stockholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Parent will be merged with and into the Company, and the Company will be the surviving corporation (the “Merger”); and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. Voting of Shares.

(a) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder will vote, or cause to be voted, all of his, her or its respective Shares (i) in favor of adoption of the Merger Agreement and approval of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Stockholders, (ii) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other proposal, offer or agreement concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any subsidiary of the Company or any division of the Company and (iii) against any other action, agreement or transaction submitted for the vote or written consent of Stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement.

(b) Each Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by it, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(c) Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, such Stockholder shall appear at each such meeting or otherwise cause the Shares as to which such Stockholder controls the right to vote to be counted as present thereat for purposes of calculating a quorum.

(d) The obligations of each Stockholder specified in this Section 1 shall, subject to Section 6, apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company.

Section 2. Transfer of Shares. Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

Section 3. Representations and Warranties of the Stockholders. Each Stockholder on its own behalf hereby severally represents and warrants to Parent with respect to itself and its, his or her ownership of the Shares as follows:

(a) Ownership of Shares. The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

(b) Power, Binding Agreement. The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder’s properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. Except for any informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

Section 4. No Solicitation. Prior to the termination of this Agreement in accordance with its terms, each Stockholder agrees, in its individual capacity as a stockholder of the Company, that (i) it will not, nor will it authorize or permit any of its employees, agents and representatives to, directly or indirectly, (a) initiate, solicit or encourage any inquiries or the making of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, and (ii) it will notify Parent as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, it or any of its affiliates in its individual capacity.

Section 5. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the common stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction; provided that the foregoing shall not prevent the conversion of any of the Shares into the right to receive Merger Consideration pursuant to the Merger in accordance with the terms of the Merger Agreement.

Section 6. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8. Fiduciary Duties. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

Section 9. Consent and Waiver. Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in its capacity as a Stockholder of the Company.

Section 10. Waiver of Appraisal Rights. To the fullest extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

Section 11. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to a Stockholder to the address set forth on the respective signature page of this Agreement;

(ii) if to the Parent to:

Versata Enterprises, Inc.

6011 West Courtyard Drive, Suite 300

Austin, TX 78730

Attn: Lance A. Jones

Telecopy: 512-874-3502

with a copy to:

Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, TX 75202

Attn: Dennis R. Cassell

Telecopy: 214-200-0788

(iii) if to the Company to:

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

Attn: President

Telecopy: (781) 265-7101

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn: David Westenberg, Esq.

         Edward Young, Esq.

Telecopy: (617) 526-6000

(f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of the Parent without the consent of the Company or the Stockholder, provided that the Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(j) WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Signature Page to follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

GENSYM CORPORATION

By:	/s/ Robert B. Ashton
Name:	Robert B. Ashton
Title:	President and Chief Executive Officer

VERSATA ENTERPRISES, INC.

By:	/s/ Sean Fallon
Name:	Sean Fallon
Title:	Vice President of Finance and Chief Financial Officer

[Signature Page to Stockholder Agreement]

STOCKHOLDERS:

/s/ Robert B. Ashton
Robert B. Ashton

Address

Address

/s/ John A. Shane
John A. Shane

Address

Address

/s/ David A. Smith
David A. Smith

Address

Address

/s/ Thomas E. Swithenbank
Thomas E. Swithenbank

Address

Address

[Signature Page to Stockholder Agreement]

Schedule I

Stockholder	Number of Shares of Common Stock Owned
Robert A. Ashton	1,310,311
John A. Shane	49,756
David A. Smith	13,171
Thomas E. Swithenbank	20,286

ANNEX C

August 12, 2007

Board of Directors

Gensym Corporation

52 Second Avenue

Burlington, MA 01803

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Gensym Corporation (the “Company”), other than the Acquiror, as defined below, and its affiliates, of the Merger Consideration (as defined below) to be paid to the holders of common stock of the Company pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Versata Enterprises, Inc. (the “Acquiror”), and GN Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”).

The Agreement provides, among other things, for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each issued and outstanding share of common stock of the Company (subject to certain exceptions) will be converted into the right to receive $2.35 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate, taxation and other purposes. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services from the Company, a substantial portion of which is contingent upon the consummation of the Merger. We will also receive a fee from the Company for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with our services and to reimburse us for certain expenses in connection with our services. We have provided investment banking services to the Company in the past, for which we have received fees. We may seek to be involved in investment banking transactions involving the Acquiror in the future for which we may receive fees.

Silverwood Partners does not trade any securities for its own account and does not hold customer accounts directly or indirectly through any correspondent clearing relationship, and, accordingly, has not at any time held a long or short position in securities of the Company or the Acquiror.

In connection with our review of the Merger, and in arriving at our opinion, among other things, we have: (i) reviewed the financial terms of the draft of the Agreement dated August 11, 2007; (ii) reviewed certain

SILVERWOOD PARTNERS LLC

Silverwood Farm Place, 32 Pleasant Street, Sherborn, MA 01770

Tel: 508.651.2194 • Fax: 508.651.9590

www.silverwoodpartners.com

Member FINRA, SIPC

Silverwood Fairness Opinion

August 12, 2007

Page 2 ..

financial, market, securities and other data with respect to the Company that are publicly available or that have been provided to us by the Company; (iii) reviewed certain internal financial projections for the Company on a stand-alone basis that have been furnished to us by the management of the Company; (iv) conducted discussions with members of the senior management of the Company and the Company’s Board of Directors with respect to the past and current business operations, and the financial conditions and prospects of the Company on a stand-alone basis; (v) reviewed the reported historical prices and trading activity for the Company’s publicly traded common stock and for certain other publicly traded companies deemed by us to be relevant; (vi) compared the financial performance and equity market capitalization of the Company with that of certain other publicly traded companies deemed by us to be relevant; (vii) compared the value of the Merger Consideration with that received, to the extent publicly available, in certain merger transactions deemed by us to be relevant; (viii) considered our efforts to solicit, at your direction, various third party indications of interest in a possible acquisition of, or business combination with, the Company and that such efforts were publicly disclosed through filings with the Securities and Exchange Commission; and (ix) performed a discounted cash flow analysis for the Company on a stand-alone basis. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

We have relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to us or otherwise reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, that the Company’s management is not aware of any information or facts that would make the information provided to us incomplete or misleading and that, with respect to financial forecasts and other forward looking financial information relating to the Company reviewed by us, such information reflects the best currently available estimates and judgments of the Company’s management and is based on reasonable assumptions. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. We express no opinion as to any financial forecasts or other forward looking financial information of the Company or the assumptions on which they were based. We have relied upon, without independent verification, the advice of outside counsel and independent accountants to the Company and on the assumptions of the Company’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us dated August 11, 2007. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto, without adjustments to the Merger Consideration and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary customer, governmental regulatory and other consents and approvals necessary for the consummation of the Merger and other transactions contemplated by the Agreement will be obtained without any effect on the Company in any way meaningful to our analysis.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or otherwise) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Silverwood Partners LLC in connection with this opinion were going concern analyses. We express no opinion regarding the solvency or liquidation value of any entity.

Silverwood Fairness Opinion

August 12, 2007

Page 3 ..

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or the price at which shares of common stock of the Company may trade following the announcement of the Merger. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to and is for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger, and is not intended to be and does not constitute a recommendation to the Board of Directors of the Company as to whether it should approve the Merger or the Agreement, nor does it constitute a recommendation as to whether any shareholder of the Company should vote in favor of the Merger or the Agreement. This opinion is not intended to confer rights and remedies upon the Acquiror, any shareholders of the Company or the Acquiror or any other person. Except as contemplated by the engagement agreement between us, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view as of the date hereof, to holders of common stock of the Company (other than the Acquiror and its affiliates) of the proposed Merger Consideration and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company.

Based upon and subject to the foregoing, including the limitations and assumptions set forth herein, and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company, other than the Acquiror and its affiliates, as of the date hereof.

Sincerely,

SILVERWOOD PARTNERS LLC

By:	Jonathan Hodson-Walker

Managing Partner

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, §262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §24; 57 Del. Laws, c. 148, §§27-29; 59 Del. Laws, c. 106, §12; 60 Del. Laws, c. 371, §§3-12; 63 Del. Laws, c. 25, §14; 63 Del. Laws, c. 152, §§1, 2; 64 Del. Laws, c. 112, §§46-54; 66 Del. Laws, c. 136, §§30-32; 66 Del. Laws, c. 352, §9; 67 Del. Laws, c. 376, §§19, 20; 68 Del. Laws, c. 337, §§3, 4; 69 Del. Laws, c. 61, §10; 69 Del. Laws, c. 262, §§1-9; 70 Del. Laws, c. 79, §16; 70 Del. Laws, c. 186, §1; 70 Del. Laws, c. 299, §§2, 3; 70 Del. Laws, c. 349, §22; 71 Del. Laws, c. 120, §15; 71 Del. Laws, c. 339, §§49-52; 73 Del. Laws, c. 82, §21.)

Form of Proxy Card

Proxy Appointment Form—Gensym Corporation

Special Meeting of Stockholders—                    , 2007

This Proxy is Solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby appoint(s) Robert B. Ashton, Stephen D. Allison and Linda Whitney, and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of common stock of Gensym Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109, on                     , 2007 at 10:00 a.m., local time, and at any adjournment or postponement thereof. Each of the proposals contained in this proxy for approval by the stockholders has been proposed by the Company.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This Proxy Appointment Form, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting, or any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his or her intent to vote in person.

PLEASE VOTE, DATE, SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS BELOW.

THANK YOU FOR VOTING

Gensym Corporation 52 Second Avenue Burlington, MA 01803

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Gensym Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Gensym Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you submit a proxy by telephone or the Internet, please DO NOT mail back this proxy card.

Special Meeting Proxy Appointment Form

A. Issues

The Board of Directors recommends a vote “FOR” the following proposals.

	For	Against	Abstain

1. Adoption of the Agreement and Plan of Merger, dated as of August 13, 2007 by and among Versata Enterprises Inc., GN Acquisition, Inc. and Gensym Corporation., as such may be amended from time to time.

	☐	☐	☐
2. Approval of adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement.	☐	☐	☐

B. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please be sure to sign and date this Proxy Appointment Form.

Please sign exactly as name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please give full title as such. If a corporation or partnership only authorized persons should sign.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature 1—Please sign within.	Date	Signature (Joint Owners)	Date